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                                                                  Exhibit 10.59





                            STOCK PURCHASE AGREEMENT

                                 BY AND BETWEEN

                   STRONGWOOD INSURANCE HOLDINGS CORPORATION,

                      PHYSICIANS INSURANCE COMPANY OF OHIO

                                       AND

                               PICO HOLDINGS, INC.

                                    Regarding

                            Sequoia Insurance Company

                                OCTOBER 21, 2002


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                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----

1.   INTERPRETATION.........................................................2

2.   SALE AND PURCHASE OF SHARES............................................8

3.   CLOSING................................................................9

4.   CONDITIONS PRECEDENT..................................................13

5.   REPRESENTATIONS AND WARRANTIES OF PHYSICIANS..........................15

6.   REPRESENTATIONS AND WARRANTIES OF PICO................................34

7.   REPRESENTATIONS AND WARRANTIES OF STRONGWOOD..........................35

8.   PRE-CLOSING CONDUCT OF THE BUSINESS...................................37

9.   ADDITIONAL AGREEMENTS.................................................40

10.  INDEMNIFICATION.......................................................45

11.  GUARANTEE BY PICO.....................................................49

12.  FEES AND OTHER EXPENSES...............................................50

13.  DELEGATION AND ASSIGNMENT.............................................50

14.  AMENDMENTS............................................................51

15.  NOTICES...............................................................51

16.  DISPUTE RESOLUTION....................................................52

17.  SEVERABILITY..........................................................54

18.  WAIVER, RIGHTS AND REMEDIES...........................................54

19.  COUNTERPARTS..........................................................54

20.  GOVERNING LAW.........................................................54

21.  FURTHER ASSURANCES....................................................54

22.  TERMINATION...........................................................55




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                                TABLE OF CONTENTS

                                   (continued)

                                                                          Page
                                                                          ----

23.  NAME..................................................................56

24.  ENTIRE CONTRACT.......................................................56

















                                       ii
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                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (the "AGREEMENT")is made on October 21, 2002 by and between STRONGWOOD INSURANCE HOLDINGS CORPORATION, a Delaware corporation ("STRONGWOOD"), PHYSICIANS INSURANCE COMPANY OF OHIO, an Ohio corporation ("PHYSICIANS"), and PICO HOLDINGS, INC., a California corporation ("PICO"), collectively, the "PARTIES."

                                    RECITALS

         A. PHYSICIANS owns all of the issued and outstanding shares of capital stock of Sequoia Insurance Company, a California corporation ("SEQUOIA" or the "COMPANY").

         B. Sequoia is a licensed property and casualty insurer domiciled in California and licensed to transact the business of insurance by the state insurance departments of California and Nevada. Sequoia owns all of the issued and outstanding shares of Personal Express Insurance Services Inc.

         C. STRONGWOOD wishes to buy, and PHYSICIANS wishes to sell, all the issued and outstanding shares of Sequoia subject to the provisions of this Agreement.

         D. It is the further intention of STRONGWOOD and PHYSICIANS that as a result of the purchase of the shares of capital stock of Sequoia pursuant to this Agreement, STRONGWOOD will acquire at closing, in essence, a corporation (Sequoia) that consists of or holds title to (i) certain licenses allowing it to continue to do business as a property and casualty insurance company in California and Nevada, (ii) certain existing contracts, including a lease for certain office space in Monterey, California currently used by Sequoia, and the contracts between Sequoia and its independent insurance agents, (iii) employees, and (iv) all the issued and outstanding shares of Personal Express Insurance Services, Inc.

         E. STRONGWOOD and PHYSICIANS desire to make certain representations, warranties, covenants and agreements in connection with STRONGWOOD's acquisition of the capital stock of Sequoia pursuant to this Agreement and to prescribe various conditions to such acquisition.

         F. As an inducement to STRONGWOOD to enter into this Agreement, PICO will guarantee the obligations of PHYSICIANS hereunder.

         G. As an inducement to PHYSICIANS and PICO to enter into this Agreement, J.P. MORGAN PARTNERS, LLC, a New York limited liability company ("JPMP"), has delivered to STRONGWOOD an Equity Commitment Letter dated concurrently with this Agreement, in the form attached to this Agreement as EXHIBIT A (the "EQUITY COMMITMENT LETTER").

         H. As an inducement to STRONGWOOD entering into this Agreement and JPMP to deliver the Equity Commitment Letter, Charles Bancroft has entered into a Non-Solicitation Agreement with Sequoia, dated October 4, 2002 (the "BANCROFT NON-SOLICITATION AGREEMENT").



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         I. The parties do not intend the foregoing recitals to be terms and conditions of the agreements or to alter the terms and conditions of the agreements.

                                    AGREEMENT

         NOW THEREFORE, in reliance on the foregoing and in and for the consideration and the mutual covenants set forth in this Agreement, the parties agree as follows:

1.       INTERPRETATION

         1.1 In this Agreement, unless the context otherwise requires:

         "AFFILIATES" means with respect to the Parties:

                  (a) another organization of which the Parties or their respective Subsidiaries, as the case may be, own in excess of 10% of the outstanding capital stock;

                  (b) another organization of which such first organization may be deemed to be in control as defined in section 1215 of the Code;

                  (c) another organization directly or indirectly controlling, controlled by or under common control with any such first organization or

                  (d) any director or employee of any such organization.

         "AFFILIATED INVESTMENTS" as defined in Section 2.2.

         "AGENT" any current insurance agent, general agent, managing general agent, broker, or other similarly situated person with respect to Sequoia or of any organization with which Sequoia has or had a marketing relationship.

         "BANCROFT NON-SOLICITATION AGREEMENT" shall have the meaning ascribed to such in term Recital H.

         "BUSINESS" means the property-casualty insurance business and related activities conducted by Sequoia and its Subsidiaries.

         "BUSINESS DAY" means a day other than a Saturday, Sunday, any legal holiday in California or New York, or any other day when most commercial banks in New York or California are not open to the public to transact business.

         "CERCLA" means the Comprehensive Environment Response, Compensation and Liability Act, as amended, 42 U.S.C.ss.9601 et seq.

         "CLOSING" and "CLOSING DATE" shall have the meanings ascribed to such terms, respectively, in Section 3.1.



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         "CLOSING BALANCE SHEETS," "CLOSING GAAP BALANCE SHEET," "CLOSING
STATUTORY BALANCE SHEET," "CLOSING STATUTORY CAPITAL AND SURPLUS," AND "CLOSING TANGIBLE NET WORTH" shall have the meaning ascribed to such terms, respectively, in Section 3.4.

         "CLOSING FINANCIAL STATEMENTS" shall have the meaning ascribed to such term in Section 3.5.

         "CODE" means the California Insurance Code and related regulations thereunder.

         "COMPANY INTELLECTUAL PROPERTY" shall have the meaning ascribed to such term in Section 5.19(b).

         "CONSENT" any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, filing, report or notice of, with or to any Person.

         "DAMAGES" means any loss, damage, injury, decline in value, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys', expert witness, accountant's and similar fees), charge, cost or expense (including costs of investigation and the cost and expense of any legal proceeding relating to any liability or other matter giving rise to a meritorious claim for breach of any representation or warranty or breach of any covenant made in or pursuant to this Agreement) of any nature, less any insurance proceeds actually received by a party being indemnified pursuant to
Section 10.

         "DISCLOSURE SCHEDULE" shall have the meaning ascribed to such term in
Section 5.

         "DISPUTE NOTICE" shall have the meaning ascribed to such term in
Section 3.5.

         "ENVIRONMENTAL LAWS" shall have the meaning ascribed to such term in
Section 5.24.

         "ERISA" the Employee Retirement Income Security Act of 1974, as amended.

         "ESCROW ACCOUNT," "ESCROW AGENT," "ESCROW AGREEMENT" and "ESCROW AMOUNT" shall have the meanings ascribed to such terms, respectively, in Section 2.3.

         "EQUITY COMMITMENT LETTER" shall have the meaning ascribed to such term in Recital G, above.

         "EXCHANGES" means the New York Stock Exchange or the National Association of Securities Dealers Automated Quotation System ("NASDAQ").

         "FINANCIAL STATEMENTS" means the consolidated balance sheets, income statements and cash flow statements of Sequoia and its Subsidiaries at and for the years ended December 31, 2000 and 2001 and for the quarters ended March 31 and June 30, 2002 prepared in accordance with GAAP consistently applied.

         "GAAP" means U.S. generally accepted accounting principles.



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         "GAAP BALANCE SHEET" means a balance sheet of Sequoia that is prepared in accordance with GAAP applied on a basis consistent with that used in preparing Sequoia's unaudited GAAP balance sheet for the period ending June 30, 2002 and Sequoia's audited Dec 31, 2001 GAAP financial statements.

         "GOVERNMENTAL APPROVAL" any Consent of, with or to any Governmental Authority.

         "GOVERNMENTAL AUTHORITY" any nation or government, any state or other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof; any court, tribunal or arbitrator; and any self-regulatory organization.

         "INDEBTEDNESS" as applied to any Person, means, without duplication,
(a) all indebtedness for borrowed money, (b) all obligations evidenced by a note, bond, debenture, letter of credit, draft or similar instrument, (c) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet, (d) notes payable and drafts accepted representing extensions of credit, (e) any obligation owed for all or any part of the deferred purchase price of property or services, which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof, (f) all guarantees, obligations to purchase or otherwise provide credit support in respect of obligations of third parties of the types described in clauses (a) through (e) above, and (g) all indebtedness and obligations of the types described in the foregoing clauses (a) through (f) above to the extent secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person.

         "INDEMNITEE" shall have the meaning ascribed to such term in Section
10.

         "INTELLECTUAL PROPERTY" means United States and foreign trademarks, service marks, trade names, trade dress, domain names, copyrights, internet websites (and content thereof) and similar rights, including registrations and applications to register or renew the registration of any of the foregoing, United States and foreign letters patent and patent applications, inventions, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, data and documentation, and all similar intellectual property rights, tangible embodiments of any of the foregoing (in any medium including electronic media), and licenses of any of the foregoing.

         "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended.

         "INVESTMENTS" shall have the meaning ascribed to such term in Section 5.6(a).

         "INVESTMENT GUIDELINES" shall mean the guidelines set forth on EXHIBIT N hereto.

         "IRS" means the Internal Revenue Service.

         "JPMP" shall have the meaning ascribed to such term in Recital G, above.



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         "LAW" means all applicable provisions of all (a) constitutions, treaties, statutes, laws (including the common law), codes, rules, regulations, ordinances or orders of any Governmental Authority, (b) Governmental Approvals and (c) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

         "LEASED REAL PROPERTY" means all interests leased pursuant to the Leases.

         "LEASES" means the real property leases, subleases, licenses and occupancy agreements pursuant to which the Company or any of its Subsidiaries or PHYSICIANS is the lessee, sublessee, licensee, user or occupant of real property used in or held for use in connection with, necessary for the conduct of, or otherwise material to, the Business.

         "LIEN" means any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, charge or other restrictions or limitations of any nature whatsoever, including but not limited to such Liens as may arise under any Material Contract.

         "LITIGATION" means any action, cause of action, claim, demand, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or threatened, by or before any court, tribunal, arbitrator or other Governmental Authority.

         "MATERIAL ADVERSE EFFECT" means any (a) event, occurrence, fact, condition, change, development or effect that is or may be materially adverse to the business, operations, results of operations, condition (financial or otherwise), properties (including intangible properties), assets (including intangible assets) or liabilities of Sequoia and its Subsidiaries, taken as a whole, or (b) material impairment of the ability of PHYSICIANS or PICO to perform their respective obligations hereunder; provided that for purposes of
Section 4.2(c), a Material Adverse Effect shall be deemed to have occurred if an event, violation, inaccuracy, circumstance or other event (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in this Agreement but for the presence of a "Material Adverse Effect" or other materiality or knowledge qualifications, or any similar qualifications, in such representations and warranties) has resulted or could reasonably be expected to result, individually or in the aggregate, in Damages or diminution in value of the Business to STRONGWOOD in excess of $1,000,000.

         "MATERIAL CONTRACT" shall have the meaning ascribed to such term in
Section 5.10(a).

         "NON-COMPANY AFFILIATE" any Affiliate of PICO or PHYSICIANS (other than Sequoia and its Subsidiaries).

         "ORDINARY COURSE OF BUSINESS" shall mean the usual, regular and ordinary course of business of Sequoia and its Subsidiaries consistent with the past custom and practice thereof.



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         "ORGANIZATIONAL DOCUMENTS" as to any Person, its certificate or articles of incorporation, by-laws or code of regulations, limited liability company agreement and other organizational documents .

         "OWNED INTELLECTUAL PROPERTY" as defined in Section 5.19(a).

         "OWNED SOFTWARE" shall have the meaning ascribed to such term in
Section 5.19(g).

         "OWNED REAL PROPERTY" the real property owned by Sequoia or any Subsidiary, together with all structures, facilities, improvements, fixtures, systems, equipment and items of property presently or hereafter located thereon or attached or appurtenant thereto or owned by Sequoia or any Subsidiary and located on Leased Real Property, and all easements, licenses, rights and appurtenances relating to the foregoing.

         "PERMITTED LIENS" (a) Liens reserved against in the Closing Balance Sheet, to the extent and in the amount so reserved, (b) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings, (c) statutory Liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the ordinary course of business and not delinquent, (d) easements, rights of way, title imperfections and restrictions, zoning ordinances and other similar encumbrances affecting the Real Property, (e) statutory Liens in favor of lessors arising in connection with any Leased Real Property, and (f) Liens that individually and in the aggregate do not and will not materially detract from the value of any of the property, assets or rights of Sequoia or any of its Subsidiaries, or materially interfere with the use thereof as currently used or contemplated to be used.

         "PERSON" any natural person, firm, partnership, association, corporation, company, limited liability company, trust, business trust, Governmental Authority or other entity.

         "PHYSICIANS' KNOWLEDGE" or any similar expression means to the knowledge of PHYSICIANS after reasonable inquiry of the senior officers of PHYSICIANS and Sequoia.

         "PRE-CLOSING BALANCE SHEETS," "PRE-CLOSING GAAP BALANCE SHEET," "PRE-CLOSING STATUTORY BALANCE SHEET," "PRE-CLOSING STATUTORY CAPITAL AND SURPLUS" and "PRE-CLOSING TANGIBLE NET WORTH" shall have the meaning ascribed to such terms, respectively, in Section 3.3(a).

         "PURCHASE PRICE" shall have the meaning ascribed to such term in
Section 2.1.

         "REAL PROPERTY" the Owned Real Property and the Leased Real Property.

         "REGULATORY STATEMENTS" the quarterly and annual balance sheet, income statement, statement of capital and surplus and other schedules of Sequoia in a form consistent with the National Association of Insurance Commissioners' Annual Convention Blank, prepared in accordance with Statutory Accounting Principles for the three years ended December 31, 2001 and subsequent periods, as applicable and as filed with the State of California and all other applicable regulatory authorities.



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

         "RELEASE" any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migrating, transporting, placing and the like, including without limitation, the moving of any materials through, into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.

         "REPRESENTATIVES" as to any Person, its accountants, actuaries, counsel, consultants (including actuarial, environmental and industry consultants), officers, directors, employees, agents and other advisors and representatives.

         "SELLER GROUP" means PHYSICIANS and its Affiliates, including (with respect to any period on or prior to the consummation of the Closing) the Company and its Subsidiaries.

         "SEQUOIA" shall have the meaning ascribed to such term in Recital A, above.

         "SHARES" means the 400,000 issued and outstanding shares of Sequoia's common stock, which represents 100% of the equity capital of Sequoia.

         "STATUTORY ACCOUNTING PRINCIPLES" the accounting procedures and practices prescribed or permitted by the National Association of Insurance Commissioners and adopted or promulgated by the State of California or other relevant jurisdiction, as the case may be, and applied in a consistent manner throughout the periods involved.

         "STATUTORY BALANCE SHEET" means a balance sheet of Sequoia prepared in accordance with Statutory Accounting Principles applied on a basis consistent with that used in preparing Sequoia's unaudited June 30, 2002 statutory balance sheet and Sequoia's audited Dec 31, 2001 statutory financial statements which have been filed with the California Department of Insurance.

         "SUB" as defined in Section 13.2.

         "SUBSIDIARY" means ownership or control of at least 50% of the issued and outstanding shares of any class of any corporation.

         "TANGIBLE NET WORTH" when used within the defined terms of Closing Tangible Net Worth and Pre-Closing Tangible Net Worth, means the amount determined by (1) subtracting the value of Sequoia's intangible assets from (2) Sequoia's stockholders' equity.

         "TAX" means all federal, state, local, and foreign taxes, customs duties, fees, levies, assessments or charges of any kind whatever, including without limitation, income, alternative, minimum, franchise, profits, windfall profits, gross receipts, excise, sale, use, license, lease, service, service use, transaction, occupation, severance, stamp, premiums, energy, environmental (including taxes under section 59A of the Internal Revenue Code), withholding, payroll, employment, unemployment, social security, workers' compensation, ad valorem, real or personal property, accumulated earnings, value added, transfer, registration, disability, occupancy, estimated, personal holding company, intangibles, retaliatory, maintenance and capital taxes, and any interest penalties, additions to tax or other additional amounts with respect thereto.



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

         "TAX ALLOCATION AGREEMENT" shall have the meaning ascribed to such term in Section 5.11(d).

         "TAX LOSS" shall have the meaning ascribed to such term in Section 10.2(a).

         "TAX RETURNS" means all returns, amended returns, declarations, reports, statements, information statements, declarations of estimated tax, back-up withholding returns or reports and other documents required to be filed in respect of Taxes.

         "THIRD PARTY CLAIM" as defined in Section 10.7(a).

         "TREASURY REGULATIONS" the regulations prescribed under the Internal Revenue Code.

         "STRONGWOOD" as defined in the recitals hereto.

         1.2 Words used in the singular will include plural and vice versa and grammatical forms of the same word have a corresponding meaning.

         1.3 References to statutes, statutory instruments, rules or regulations are to such statutes, statutory instruments, rules or regulations as amended, replaced or re-enacted from time to time.

         1.4 References to "writing" or "written" include facsimile.

         1.5 References to a section, schedule or exhibit are to sections, schedules or exhibits to this Agreement unless specified otherwise.

         1.6 Headings are inserted for convenience only and will not affect the construction of this Agreement.

2. SALE AND PURCHASE OF SHARES

         2.1 Cash Consideration.

         At the Closing, PHYSICIANS will sell and STRONGWOOD will purchase, free and clear of all Liens, claims, options, charges, security interests, encumbrances and restrictions, the Shares for a purchase price in the amount of $40,000,000 (the "PURCHASE Price"), minus the fair market value of the Affiliated Investments (determined by the closing sales price for equity-based investments on the business day immediately preceding the Closing Date and the face value of the debt security), and as adjusted in accordance with Section 3.

         2.2 Dividend of Affiliated Investments.

         Subject to any prior insurance regulatory approval, STRONGWOOD agrees that on the Closing Date and immediately prior to Closing, Sequoia shall pay a dividend to PHYSICIANS consisting of all equity securities in the investment portfolio on the Closing Date and the debt instrument listed on EXHIBIT B (collectively, the "AFFILIATED INVESTMENTS").




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         2.3 Escrow Agreement.

         At Closing, STRONGWOOD shall deposit a portion of the Purchase Price equal to $1,500,000 (the "ESCROW AMOUNT") in escrow with a bank or trust company mutually approved by PHYSICIANS and STRONGWOOD (the "ESCROW AGENT") by wire transfer of immediate available funds to the Escrow Agent to be held by the Escrow Agent in an account (the "ESCROW ACCOUNT") pursuant to the terms of an escrow agreement in the form of EXHIBIT C hereto (the "ESCROW AGREEMENT"). All disbursements from the Escrow Account shall be made in accordance with the provisions of the Escrow Agreement.

3. CLOSING

         3.1 The consummation of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices Gray Cary Ware & Freidenrich LLP, 4365 Executive Drive, Suite 1100, San Diego, CA 92121-2133 at 10:00 a.m. local time on the date that is the tenth Business Day after the date that all of the conditions precedent in Section 4 (other than those which can reasonably be expected to be fulfilled at Closing) have been satisfied or waived (the "CLOSING DATE"), or such other date, time and place as PHYSICIANS and STRONGWOOD may mutually agree in writing.

         3.2 At the Closing:

                  (a) PHYSICIANS shall deliver to STRONGWOOD one or more certificates representing the Shares, free and clear of any Liens, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, and bearing or accompanied by all requisite stock transfer stamps.

                  (b) STRONGWOOD shall pay, in cash by wire transfer in compliance with Section 3.8, to PHYSICIANS a portion of the Purchase Price equal to the Purchase Price, minus the sum of (i) the value of the Affiliated Investments plus (ii) the Escrow Amount.

                  (c) STRONGWOOD shall deposit the Escrow Amount in escrow with the Escrow Agent pursuant to the terms of the Escrow Agreement.

         3.3 (a) PHYSICIANS shall prepare and deliver to STRONGWOOD not less than seven days prior to the Closing: (i) an unaudited GAAP Balance Sheet as of the most recent month-end occurring at least ten days prior to the Closing Date (the "PRE-CLOSING GAAP BALANCE SHEET"); (ii) a certificate of PHYSICIANS setting forth the tangible net worth of Sequoia as reflected on such Pre-Closing GAAP Balance Sheet (the "PRE-CLOSING TANGIBLE NET WORTH"); (iii) an unaudited Statutory Balance Sheet as of the most recent month end preceding the Closing Date (the "PRE-CLOSING STATUTORY BALANCE SHEET" and together with the Pre-Closing GAAP Balance Sheet the "PRE-CLOSING BALANCE SHEETS"); and (iv) a certificate of PHYSICIANS setting forth the capital and surplus of Sequoia as reflected on such Pre-Closing Statutory Balance Sheet (the "PRE-CLOSING STATUTORY CAPITAL AND SURPLUS"). Notwithstanding the foregoing: (i) the amount of any accrual or accruals in respect of underfunding of Sequoia's Employee Retirement Plan appearing on the Pre-Closing GAAP Balance Sheet and the Pre-Closing Statutory Balance Sheet shall be equal to the amount of the accrual or accruals for such item respectively appearing on EXHIBIT I and EXHIBIT J hereto, the June 30, 2002 GAAP Balance Sheet and the June 30, 2002 Statutory Balance Sheet; (ii) any accrual for payments under the agreement between Sequoia and Mr. Charles Bancroft dated March 6, 1996 appearing on the Pre-Closing GAAP Balance Sheet and the Pre-Closing Statutory Balance Sheet shall be calculated in a manner consistent with the calculation of the accruals for such item appearing respectively on EXHIBIT I and EXHIBIT J hereto, the June 30, 2002 GAAP



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Balance Sheet and the June 30, 2002 Statutory Balance Sheet (but the accrual shall not, for the avoidance of doubt, include any accrual in respect of the increased payment that may be due Mr. Bancroft in respect of the Purchase Price payable hereunder); (iii) notwithstanding the disclosure contained in Section 5.6(c) of the Disclosure Schedule, any amounts allocated as "Reserves" appearing on the Pre-Closing GAAP Balance Sheet and the Pre-Closing Statutory Balance Sheet shall be calculated in accordance with GAAP or Statutory Accounting Principles, as the case may be, and in a manner consistent with the calculation of the amounts for such item appearing respectively on EXHIBIT I and EXHIBIT J hereto, the June 30, 2002 GAAP Balance Sheet and the June 30, 2002 Statutory Balance Sheet; (iv) notwithstanding the disclosures contained in Sections 5.7(a), 5.7(b) and 5.7(c) of the Disclosure Schedule, any amounts allocated as "Net Operating Losses" appearing on the Pre-Closing GAAP Balance Sheet and the Pre-Closing Statutory Balance Sheet shall be calculated in accordance with GAAP or Statutory Accounting Principles, as the case may be, and in a manner consistent with the calculation of the amounts for such item appearing respectively on EXHIBIT I and EXHIBIT J hereto, the June 30, 2002 GAAP Balance Sheet and the June 30, 2002 Statutory Balance Sheet; and (v) notwithstanding the disclosure contained in Section 5.7(c) of the Disclosure Schedule, any amounts allocated as "Deferred Acquisition Costs" appearing on the Pre-Closing GAAP Balance Sheet and the Pre-Closing Statutory Balance Sheet shall be calculated in accordance with GAAP or Statutory Accounting Principles, as the case may be, and in a manner consistent with the calculation of the amounts for such item appearing respectively on EXHIBIT I and EXHIBIT J hereto, the June 30, 2002 GAAP Balance Sheet and the June 30, 2002 Statutory Balance Sheet.

                  (b) In preparing and delivering the Pre-Closing Balance Sheets, PHYSICIANS shall regularly consult with STRONGWOOD regarding, and shall provide to STRONGWOOD the estimates of the value of the securities, mortgages and other investments comprising Sequoia's investment portfolio used in preparing the Pre-Closing Balance Sheets. PHYSICIANS shall also notify STRONGWOOD of any changes in accounting estimates in the Pre-Closing Balance Sheets from accounting estimates in Sequoia's June 30, 2002 GAAP Balance Sheet or June 30, 2002 Statutory Balance Sheet, as the case may be, and provide justification for any such changes. Notwithstanding the preceding sentence, the Pre-Closing Balance Sheets shall (i) not include any asset or liability, such as prepaid insurance, that will not be available to, or payable by, Sequoia or its Subsidiaries after the Closing and (ii) be adjusted by PHYSICIANS in consultation with STRONGWOOD to reflect as appropriate, the fair market value of the investments as of the most recent date practicable prior to Closing.

                  (c) In the event the Pre-Closing Tangible Net Worth is greater than $34,976,763 and the Pre-Closing Statutory Capital and Surplus is greater than $30,671,332, then the Purchase Price shall be increased by an amount equal to two-thirds (2/3) of the lesser of (i) the increase in Pre-Closing Statutory Capital and Surplus, over $30,671,332 and (ii) the increase in Pre-Closing Tangible Net Worth, over $34,976,763. In the event the Pre-Closing Tangible Net Worth is less than $34,976,763 or the Pre-Closing Statutory Capital and Surplus is less than $30,671,332, then the Purchase Price shall be decreased by an amount equal to the greater of (i) the decrease, if any, in Pre-Closing Tangible Net Worth below $34,976,763 or (ii) the decrease, if any, in Pre-Closing Statutory Capital and Surplus below $30,671,332.

         3.4 As promptly as practical, but no later than 30 days after the Closing Date, PHYSICIANS, with the assistance of any STRONGWOOD employees necessary including Bob Erickson, shall prepare and deliver, or shall cause to be prepared and delivered, to STRONGWOOD (i) a GAAP Balance Sheet as of the Closing Date (the "CLOSING GAAP BALANCE SHEET"), which shall be prepared without giving effect to the Closing, including, but not limited to, the dividend of Affiliated Investments to be paid by Sequoia to PHYSICIANS on the Closing Date, provided that the amount payable by Sequoia pursuant to the Tax Allocation Agreement set forth on the Closing GAAP Balance Sheet shall reflect the realization of gains and/or losses of Sequoia on the dividend of the Affiliated Investments pursuant to Section 2.2; and further, provided, that such Affiliated Investments shall be valued as provided in Section 2.1 hereof; (ii) a certificate of PHYSICIANS (the "GAAP ADJUSTMENT CERTIFICATE"), setting forth the tangible net worth of Sequoia as reflected on the Closing Balance Sheet (the "CLOSING TANGIBLE NET WORTH"); (iii) a Statutory Balance Sheet as of the Closing Date (the "CLOSING STATUTORY BALANCE SHEET"), which shall be prepared without giving effect to the Closing including, but not limited to, the dividend of Affiliated Investments to be paid by Sequoia to PHYSICIANS on the Closing Date, provided that the amount payable by Sequoia pursuant to the Tax Allocation Agreement set forth on the Closing Statutory Balance Sheet shall reflect the realization of gains and/or losses of Sequoia on the dividend of the Affiliated Investments pursuant to Section 2.2 and, further, provided, that such Affiliated Investments shall be valued as provided in Section 2.1 hereof (the Closing Statutory Balance Sheet together with the Closing GAAP Balance Sheet, are referred to herein as the "CLOSING BALANCE SHEETS"); and (iv) a certificate of PHYSICIANS (the "STATUTORY ADJUSTMENT CERTIFICATE" and, together with GAAP Adjustment Certificate, the "ADJUSTMENT CERTIFICATES"), setting forth the capital and surplus of Sequoia as reflected on the Closing Statutory Balance Sheet (the "CLOSING STATUTORY CAPITAL AND SURPLUS"). Notwithstanding the foregoing: (i) the Closing Balance Sheets shall not reflect any asset or liability, such as prepaid insurance, that will not be available to, or payable by, Sequoia or its Subsidiaries after the Closing; (ii) the amount of any accrual or accruals in respect of Sequoia's Employee Retirement Plan appearing on the Closing Balance Sheets shall be equal to the amount of the accrual or accruals for such item appearing on EXHIBIT I and EXHIBIT J hereto, the June 30, 2002 GAAP Balance Sheet and the June 30, 2002 Statutory Balance Sheet, as applicable; (iii) any accruals for payments under the agreement between Sequoia and Mr. Charles Bancroft dated March 6, 1996 appearing on the Closing Balance Sheets shall be calculated in a manner consistent with the calculation of the accruals for such item appearing on EXHIBIT I and EXHIBIT J hereto, the June 30, 2002 GAAP Balance Sheet and the June 30, 2002 Statutory Balance Sheet (but the accrual shall not, for the avoidance of doubt, include any accrual in respect of the increased payment that may be due Mr. Bancroft in respect of the Purchase Price payable hereunder); (iv) notwithstanding the disclosure contained in
Section 5.6(c) of the Disclosure Schedule, any amounts allocated as "Reserves" appearing on the Closing Balance Sheets shall be calculated in accordance with GAAP or Statutory Accounting Principles, as the case may be, in a manner consistent with the calculation of the amounts for such item appearing respectively on EXHIBIT I and EXHIBIT J hereto, the June 30, 2002 GAAP Balance Sheet and the June 30, 2002 Statutory Balance Sheet; (v) notwithstanding the disclosures contained in Sections 5.7(a). 5.7(b) and 5.7(c) of the Disclosure Schedule, any amounts allocated as "Net Operating Losses" appearing on the Closing Balance Sheets shall be calculated in accordance with GAAP or Statutory Accounting Principles, as the case may be, in a manner consistent with the calculation of the amounts for such item appearing respectively on EXHIBIT I and EXHIBIT J hereto, the June 30, 2002 GAAP Balance Sheet and the June 30, 2002 Statutory Balance Sheet; and (vi) notwithstanding the disclosure contained in Section 5.7(c) of the Disclosure Schedule, any amounts allocated as "Deferred Acquisition Costs" appearing on the Closing Balance Sheets shall be calculated in accordance with GAAP or Statutory Accounting Principles, as the case may be, in a manner consistent with the calculation of the amounts for such item appearing respectively on EXHIBIT I and EXHIBIT J hereto, the June 30, 2002 GAAP Balance Sheet and the June 30, 2002 Statutory Balance Sheet. STRONGWOOD shall ensure that PHYSICIANS and their accountants are provided full access to the books and records of Sequoia in connection with the preparation of the such financial statements referenced in this Section 3.4.

         3.5 STRONGWOOD shall have 30 days from the date on which the Closing Balance Sheets and the Adjustment Certificates are delivered to review such documents (the "REVIEW PERIOD"). If STRONGWOOD disagrees in any respect with any item or amount shown or reflected in the Closing Balance Sheets or the Adjustment Certificates (collectively, the "CLOSING FINANCIAL STATEMENTS"), STRONGWOOD may, on or prior to the last day of the Review Period, deliver a notice to PHYSICIANS setting forth, in reasonable detail, each disputed item or amount and the basis for STRONGWOOD's disagreement therewith, together with supporting calculations (the "DISPUTE NOTICE"). The Dispute Notice shall set forth STRONGWOOD's position as to the Closing Tangible Net Worth and Closing Statutory Capital and Surplus. If PHYSCIANS does not receive a Dispute Notice on or prior to the last day of the Review Period, the Closing Balance Sheets and the Adjustment Certificates shall be deemed accepted by STRONGWOOD.

         3.6 (a) If within 15 days after PHYSICIANS' receipt of a Dispute Notice the Parties have not resolved each dispute set forth in the Dispute Notice, then STRONGWOOD and PHYSICIANS shall jointly contact KPMG's office in San Francisco, California (the "Accountant") to resolve the issues set forth in the Dispute Notice that have not been resolved by mutual written agreement of STRONGWOOD and PHYSICIANS prior to such date. If KPMG is not available, STRONGWOOD and PHYSICIANS shall each submit the name of one independent accounting firm of international reputation that satisfies the qualifications set forth in this
Section 3.6 and the Accountant shall be selected by lot from those two firms; alternatively if either STRONGWOOD or PHYSICIANS fail to make such submission, the accounting firm submitted by the other party shall be the Accountant. The Accountant shall consider the Closing Financial Statements, the Dispute Notice, any supporting documentation and any related analyses as the Accountant in its sole discretion deems necessary to resolve the remaining unresolved issues identified in the Dispute Notice. The Accountant shall conduct such hearings or hear such presentations by the parties as the Accountant in its sole discretion deems necessary to resolve such issues.

                  (b) The Accountant shall, as promptly as practicable and in no event later than 30 days following the date of its retention, deliver to PHYSICIANS and STRONGWOOD a report (the "ACCOUNTANT'S REPORT"), in which the Accountant shall, after considering the remaining unresolved issues identified in the Dispute Notice, determine what adjustments, if any, should be made to the Closing Balance Sheets in order for such Closing Balance Sheets to comply with Section 3.4, and shall determine the Closing Tangible Net Worth and Closing Statutory Capital and Surplus on that basis. The Accountant's Report shall set forth, in reasonable detail, the Accountant's determination with respect to each of the disputed items or amounts specified in the Dispute Notice, and the revisions, if any, to be made to the Closing Balance Sheets, the Adjustment Certificates, the Closing Tangible Net Worth or the Closing Statutory Capital and Surplus, as applicable, together with supporting calculations. PHYSICIANS shall pay one-half, and STRONGWOOD shall pay one-half of the fees and expenses of the Accountant incurred in connection with the matters referred to in this Section 3.6. The Accountant's Report shall be final and binding upon STRONGWOOD and PHYSICIANS, and shall be deemed a final arbitration award that is enforceable pursuant to the terms of the Federal Arbitration Act, 9 U.S.C. ss.ss. 1 et seq. that may be enforced in any court of competent jurisdiction thereof or over the relevant parties or assets.

         3.7 Within 10 business days following the first to occur of (i) the end of the Review Period (if a timely Dispute Notice is not delivered), or (ii) the resolution of all matters set forth in the Dispute Notice (if a timely Dispute Notice is delivered) by agreement of the parties or (iii) the issuance of the Accountant's Report (if a timely Dispute Notice is delivered and the parties do not resolve all matters by written agreement prior to issuance of the Accountant's Report), the calculations made pursuant to Section 3.3(c) shall be repeated, replacing Pre-Closing Tangible Net Worth with Closing Tangible Net Worth and replacing Pre-Closing Statutory Capital and Surplus with Closing Statutory Capital and Surplus, and the Purchase Price shall be adjusted accordingly. STRONGWOOD shall pay PHYSICIANS or PHYSICIANS shall pay STRONGWOOD the resulting net adjustment to the Purchase Price, together with interest on the amount of such payment at an annual rate of 5% for the period of time beginning on the Closing Date and ending on the day prior to the date of such payment. In addition to the resulting net adjustment to the Purchase Price, including interest, Sequoia shall pay PHYSICIANS or PHYSICIANS or any of its Affiliates shall pay Sequoia any amounts required for a complete settlement of all intercompany balances, including, without limitation, pursuant to the Tax Allocation Agreement listed on EXHIBIT M (as such balances are reflected on the Closing Balance Sheets) plus or minus any adjustments, if applicable, resulting from The Accountant's Report.

         3.8 All cash payments at the Closing and at such other times as may be required under this Agreement shall be made by wire transfer of immediately available funds. Each party receiving cash at the Closing and at such other times as may be required under this Agreement shall provide written wire transfer instructions to the party transferring cash with respect to such payment not less than three business days prior to the date of the applicable payment.

4. CONDITIONS PRECEDENT

         4.1 The obligation of PHYSICIANS to sell the Shares is subject to the satisfaction or waiver by PHYSICIANS in writing in its sole and absolute discretion prior to or upon Closing of each of the following conditions precedent:

                  (a) All necessary insurance regulatory approvals, including without limitation from the California, Ohio and Nevada Insurance Commissioners where required pursuant to this

Agreement, including without limitation approval of the Form A filed with the California Department of Insurance;

                  (b) All other necessary approvals to enable PHYSICIANS to carry out its obligations under this Agreement as set forth in EXHIBIT D have been received;

                  (c) All representations and warranties of STRONGWOOD set forth in Section 7 are true and correct in all material respects as of the Closing Date;

                  (d) STRONGWOOD is not otherwise in breach of this Agreement in any material respect on the Closing Date;

                  (e) STRONGWOOD shall have delivered to PHYSICIANS a certificate, dated the Closing Date and signed by senior officers of STRONGWOOD stating that the conditions specified in Sections 4.1(c) and 4.1(d) have been satisfied as of the Closing;

                  (f) No action, suit or other proceeding by any person to restrain or prohibit the sale and purchase of the Shares is pending, is likely to succeed;

                  (g) No injunction or order of any court or administrative agency of competent jurisdiction is in effect which restrains or prohibits the sale and purchase of the Shares; and

                  (h) STRONGWOOD shall have received from JPMP the Equity Commitment Letter and JPMP shall not be in breach, nor shall STRONGWOOD have waived, any of its rights, or JPMP's obligations pursuant thereto.

         4.2 The obligation of STRONGWOOD to purchase the Shares is subject to the satisfaction or waiver by STRONGWOOD in writing in its sole and absolute discretion prior to or upon Closing of each of the following conditions precedent:

                  (a) All necessary insurance regulatory approvals, including without limitation from the California, Ohio and Nevada Insurance Commissioners where required of this Agreement;

                  (b) All other necessary approvals for STRONGWOOD to carry out its obligations under this Agreement as set forth in EXHIBIT E have been received;

                  (c) All representations and warranties of PHYSICIANS set out in Section 5, and all representations and warranties of PICO set out in Section 6, are true and correct in all material respects as of the Closing Date, except for such inaccuracies, which individually or in the aggregate would not have or reasonably be expected to result in an event, circumstance, or development which could reasonably be expected to result in a Material Adverse Effect;

                  (d) PHYSICIANS is not otherwise in breach of this Agreement in any material respect as of the Closing Date;

                  (e) PHYSICIANS and PICO shall have delivered to STRONGWOOD a certificate, dated the Closing Date and signed by senior officers of PHYSICIANS and PICO, to the effect set forth above in Sections 4.2(c) and 4.2(d);

                  (f) No action, suit or other proceeding by any persons to restrain or prohibit the sale and purchase of the Shares is pending which is likely to succeed;

                  (g) No injunction or order of any court or administrative agency of competent jurisdiction is in effect which restrains or prohibits the sale and purchase of the Shares;

                  (h) Receipt of the third party consents specifically noted in EXHIBIT F, and such other consents as PHYSICIANS or Sequoia shall have obtained as a result of performing the obligation set forth in Section 9.5;

                  (i) Receipt of a release of Sequoia from any obligations arising under the Agreement with Charles Bancroft, dated March 6, 1996, in form and substance satisfactory to STRONGWOOD;

                  (j) Receipt of an assignment to Sequoia, in the form of EXHIBIT G hereto, of all rights of PHYSICIANS under the Stock Purchase Agreement between PHYSICIANS and Sydney Reinsurance Corporation, dated August 1, 1995, and under the Guaranty of QBE Insurance Group Limited, dated August 1, 1995;

                  (k) STRONGWOOD shall have received from PHYSICIANS the FIRPTA certificate provided for in Section 9.11(g) of this Agreement;

                  (l) Sequoia shall have sold or otherwise liquidated the investments listed on EXHIBIT H;

                  (m) There shall have been no Material Adverse Effect on Sequoia and its Subsidiaries taken as a whole, and no event, circumstance or development that could reasonably be expected to become or result in, individually or in the aggregate, a Material Adverse Effect shall have occured; and

                  (n) Sequoia shall not have amended, terminated or waived its rights under the Bancroft Non-Solicitation Agreement, and such agreement shall remain in full force and effect.

5. REPRESENTATIONS AND WARRANTIES OF PHYSICIANS

         Except as set forth in the disclosure schedule, by reference to the specific section or subsection in this Article 5 (including by cross-reference to such section or subsection), which PHYSICIANS has delivered to STRONGWOOD on or before the date of this Agreement (the "DISCLOSURE SCHEDULE"), PHYSICIANS hereby represents and warrants to STRONGWOOD that:

         5.1 Authority.

                  (a) PHYSICIANS is a corporation duly organized, validly existing and in good standing under the laws of Ohio. PHYSICIANS has all requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. All corporate acts and other proceedings required to be taken by PHYSICIANS to authorize the execution, delivery and performance of this Agreement and the carrying out of the transactions contemplated hereby have been duly and properly taken.

                  (b) This Agreement has been duly executed and delivered by PHYSICIANS and constitutes a valid and binding obligation of PHYSICIANS enforceable against PHYSICIANS in accordance with its terms, except as such enforceability may be subject to principles of law and equity of general application and all limitations resulting from the laws of bankruptcy, insolvency, liquidation or other laws affecting generally the enforcement of creditors' rights.

                  (c) The execution and delivery of this Agreement does not, and the carrying out of the transactions contemplated hereby and compliance with its terms will not, individually or in the aggregate conflict with, or result in any violation of, cause or permit the termination or acceleration of, constitute a breach or an event which, with or without the giving of notice or lapse of time or both, would constitute a breach under, result in the creation or imposition of any Lien pursuant to, or adversely affect the validity or enforceability by PHYSICIANS, the Company or any of its Subsidiaries of (i) any provision of the charter or by laws of PHYSICIANS, the Company or any of its Subsidiaries; (ii) any material note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which PHYSICIANS, the Company or any of its Subsidiaries is a party or by which any of them is or any of their respective assets are bound; or (iii) any judgment, order or decree, statute, law, ordinance, rule or regulation relating to the conduct of PHYSICIANS', the Company's or any of it Subsidiaries' business.

                  (d) No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission, other governmental authority or instrumentality, domestic or foreign, is required to be obtained or made by PHYSICIANS in connection with the execution and delivery of this Agreement or the carrying out by PHYSICIANS of the transactions contemplated hereby.

                  (e) PHYSICIANS is the authorized holder in Ohio of every material permit, authorization, or license (including permits, authorizations, or licenses from the Ohio Department of Insurance) necessary to conduct its business. To the knowledge of PHYSICIANS after reasonable inquiry of senior officers of PHYSICIANS, no such qualification, permit, license, or authorization is the subject of a proceeding for suspension or revocation or of similar proceedings.

         5.2 The Shares.

                  (a) PHYSICIANS has legal title to the capital stock of Sequoia registered in its name and PHYSICIANS beneficially owns all the Shares, free and clear of any Liens. Assuming STRONGWOOD has the requisite power and authority to be the lawful owner of the Shares, upon delivery to STRONGWOOD at Closing of certificates representing the Shares, duly endorsed by PHYSICIANS for transfer to STRONGWOOD, the Shares will be free and clear of any Liens other than those arising from acts of STRONGWOOD or its Affiliates.

                  (b) The Shares are not subject to any contract, arrangement, or understanding, including any voting trust agreement or other contract, arrangement or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Shares, other than this Agreement.

         5.3 Organization and Standing of Sequoia; Books and Records; Powers of Attorney; Change in Control.

                  (a) Sequoia is a corporation duly organized, validly existing and in good standing under the laws of the state of California. Sequoia has full corporate power and authority and possesses all material governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to use its corporate name and to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted. Prior to Closing, PHYSICIANS will deliver to STRONGWOOD, as certified by the Secretary or an Assistant Secretary of PHYSICIANS, true and complete copies of the charter, and the by-laws, as amended, of Sequoia. Sequoia and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each of the jurisdictions specified in Section 5.3(a) of the Disclosure Schedule, which includes each jurisdiction in which the nature of its business or the properties owned or leased by it makes such qualification or licensing necessary, except where a failure to be so-qualified would not have a Material Adverse Effect.

                  (b) The books and records of Sequoia are located at Sequoia's offices in California. PHYSICIANS has granted STRONGWOOD access to complete and correct copies of the Organizational Documents of Sequoia and each of its Subsidiaries, as in effect on the date of this Agreement. Each of the Organizational Documents of Sequoia and its Subsidiaries is in full force and effect, and neither Sequoia nor any of its Subsidiaries is in violation of any of the provisions of its Organizational Documents. The minute books of Sequoia and its Subsidiaries, which have heretofore been made available to STRONGWOOD, correctly reflect all actions taken by the stockholders and directors of such companies (including by any committee of the board of any such company).

         5.4 Capital Stock of Sequoia.

                  (a) The authorized capital stock of Sequoia is as listed in
Section 5.4(a) of the Disclosure Schedule and such Section 5.4(a) sets forth a true and complete list of all legal and beneficial owners of all issued and outstanding capital stock of Sequoia. All such capital stock is common stock, par value $6.50 per share and is duly authorized, validly issued and outstanding, fully paid and non-assessable. The shares have not been issued in violation of, and are not subject to, any preemptive or subscription rights.

                  (b) There are no shares of capital stock or other equity securities of Sequoia issued and outstanding other than as set forth in Section 5.4(a) of the Disclosure Schedule. There are no outstanding warrants, options, agreements, convertible or exchangeable securities or other commitments (other than this Agreement) pursuant to which PHYSICIANS or Sequoia or any of its Subsidiaries is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of Sequoia or any of its Subsidiaries.

         5.5 Equity Interests.

                  (a) Except for Investments in the ordinary course of its business and except as set forth in Section 5.5(b) of the Disclosure Schedule, Sequoia does not directly or indirectly own any capital stock of or other equity interests in any Person.

                  (b) Sequoia has no Subsidiaries.

         5.6 Investments.

                  (a) The Regulatory Statements set forth a list, which list is accurate and complete in all material respects, of all securities, mortgages and other investments owned by Sequoia (collectively, "INVESTMENTS") as of the date of such Regulatory Statements, together with the cost basis, book or amortized value, as the case may be, as of the date of such Regulatory Statements. Section 5.6(a) of the Disclosure Schedule sets forth a complete list of all Investments of Sequoia as of June 30, 2002, listing the CUSIP number, if any, of such securities and the value of such Investments, as reflected in the June 30, 2002 GAAP Balance Sheet and the June 30, 2002 Statutory Balance Sheet and indicating which Investments are securities, mortgages of, or other investments in Affiliates of PHYSICIANS. All transactions in Investments from December 31, 2001 to the Closing Date have complied or, in the case of transactions that occur after the date of this Agreement, will comply in all material respects with the investment policies of Sequoia, and all applicable insurance laws and regulations.

                  (b) Sequoia has good and marketable title to the Investments listed in the Regulatory Statements as owned by it or acquired by it in the ordinary course of business since December 31, 2001 other than with respect to those Investments which have been disposed of in the ordinary course of business or as contemplated by this Agreement or redeemed in accordance with their terms since such date and other than with respect to statutory deposits which are subject to certain restrictions on transfer.

                  (c) The aggregate reserves and other liability amounts with respect to all future benefits, losses, claims and expenses arising under insurance policies of Sequoia as established or reflected on its Regulatory Statements were determined in accordance with generally accepted actuarial standards consistently applied and are fairly stated in accordance with sound actuarial principles. PHYSICIANS has no reason to believe that the aggregate reserves will not be adequate to pay all such future benefits, losses, claims and expenses. PHYSICIANS have made available to STRONGWOOD true and complete copies of all actuarial reports or certificates in the possession or control of PHYSICIANS or Sequoia relating to the adequacy of the claims reserves of Sequoia for any period ended on or after December 31, 2001.

                  (d) No claim or assessment is pending nor, to PHYSICIANS' knowledge, threatened against Sequoia by any state insurance guaranty association in connection with that association's fund relating to insolvent insurers.

         5.7 Regulatory Statements; Financial Statements.

                  (a) PHYSICIANS has made available, and will make available to STRONGWOOD, as soon as practicable after their preparation, complete and correct copies of each Regulatory Statement and all exhibits and schedules thereto as filed with the appropriate insurance commissioner prior to Closing for periods ending on or subsequent to December 31, 2001. The Regulatory Statements have been and will be prepared in accordance with Statutory Accounting Principles consistently applied throughout the periods involved and in accordance with the books and records of Sequoia. Each of the statements contained in the Regulatory Statements fairly and accurately present, and Regulatory Statements filed after the date hereof and prior to the Closing will fairly and accurately present, in each case in all material respects, the assets, liabilities, capital and surplus, results of operations and cash flows of Sequoia, as of the dates thereof in accordance with Statutory Accounting Principles.

                  (b) Attached hereto as EXHIBIT J are the balance sheets of Sequoia and its Subsidiaries as of June 30, 2002 prepared in accordance with Statutory Accounting Principles consistently applied (the "JUNE 30, 2002 STATUTORY BALANCE SHEETS"). The June 30, 2002 Statutory Balance Sheets present fairly in all material respects the assets, liabilities and capital and surplus of Sequoia and its Subsidiaries as of the date thereof in accordance with Statutory Accounting Principles.

                  (c) PHYSICIANS has delivered to STRONGWOOD complete and correct copies of the Financial Statements. The Financial Statements are complete and correct and have been derived from the accounting books and records of Sequoia and its Subsidiaries. The Financial Statements present fairly in all material respects the financial position, results of operations and cash flows of Sequoia and its Subsidiaries in accordance with GAAP consistently applied. Attached hereto as EXHIBIT I is the consolidated balance sheet of Sequoia and its Subsidiaries as of June 30, 2002, which has been prepared in accordance with GAAP consistently applied and which presents fairly in all material respects the financial position of Sequoia and its Subsidiaries.

         5.8 Undisclosed Liabilities, etc.

         Sequoia does not have any obligations or liabilities (whether known, unknown, accrued, absolute, contingent, unliquidated, mature, unmatured, or otherwise and regardless of when or by whom asserted) except: (i) obligations and liabilities that are disclosed or reserved against in the Regulatory Statements at December 31, 2001; (ii) obligations under Material Contracts or under contracts and commitments entered into in the ordinary course of business which are not required to be disclosed on the Disclosure Schedule due to specified dollar thresholds (but not liabilities for breaches thereof occurring on or prior to the Closing Date), (iii) liabilities and obligations which have arisen after December 31, 2001 in the ordinary course of business and are not prohibited by this Agreement (none of which is a liability for breach of contract, tort, infringement, workers compensation claim, lawsuit or material breach of warranty), and (iv) other liabilities and obligations expressly disclosed in the Disclosure Schedule. Since December 31, 2001, there has not occurred or come to exist any Material Adverse Effect or any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, would reasonably be expected to become or result in a Material Adverse Effect.

         5.9 Absence of Certain Developments.

         Since December 31, 2001, except as specifically permitted after the date of this Agreement pursuant to Section 8.2, neither Sequoia nor any of its Subsidiaries has:

                  (a) declared, set aside, made or paid any dividend or other distribution in respect of its capital stock or otherwise purchased or redeemed, directly or indirectly, any shares of its capital stock;

                  (b) issued or sold any shares of any class of its capital stock, or any securities convertible into or exchangeable for any such shares, or issued, sold, granted or entered into any subscriptions, options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind, contingently or otherwise, to purchase or otherwise acquire any such shares or any securities convertible into or exchangeable for any such shares;

                  (c) incurred any indebtedness for borrowed money, issued or sold any debt securities or prepaid any debt (including, without limitation, any borrowings from or prepayments to PHYSICIANS or any Non-Company Affiliate) except for borrowings and repayments in the ordinary course of business;

                  (d) mortgaged, pledged or otherwise subjected to any Lien, any of its Real Property or other properties, assets or rights, tangible or intangible, except for Permitted Liens in the ordinary course of business;

                  (e) forgiven, cancelled, compromised, waived or released any debts, claims or rights, except for debts, claims and rights against Persons other than any member of the Seller Group, forgiven, cancelled, compromised, waived or released in the ordinary course of business;

                  (f) modified any existing Contract or entered into any agreement or commitment, other than (i) agreements entered into in the ordinary course of business and involving an expenditure of less than $10,000 in each case, or (ii) any agreement or commitment that, pursuant to its terms, is cancelable without penalty on less than 30 days' notice;

                  (g) paid any material bonus to any officer, director, employee, sales representative, agent, broker or consultant, or granted to any officer, director, employee, sales representative, agent, broker or consultant any other material increase in compensation in any form;

                  (h) entered into, adopted or amended any employment, consulting, retention, change-in-control, collective bargaining, bonus or other incentive compensation, profit-sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other employment, compensation or benefit plan, policy, agreement, trust, fund or arrangement for the benefit of any officer, director, employee, sales representative, agent, consultant or Affiliate (whether or not legally binding), except as required by applicable Law;

                  (i) suffered any damage, destruction or loss (whether or not covered by insurance), or any strike or other employment-related problem, or any change in relations with or any loss of a supplier, customer or employee, that, individually or in the aggregate, would reasonably be expected to have or result in a Material Adverse Effect;

                  (j) amended any of its Organizational Documents;

                  (k) changed in any respect its accounting, actuarial or reserving practices, policies or principles;

                  (l) except under insurance policies issued by Sequoia in the ordinary course of business, incurred, assumed, guaranteed or otherwise become directly or indirectly liable with respect to any liability or obligation in excess of $10,000 in each case (whether absolute, accrued, contingent or otherwise and whether direct or indirect, or as guarantor or otherwise with respect to any liability or obligation of any other Person);

                  (m) transferred or granted any rights or licenses under, or entered into any settlement regarding the infringement of, Company Intellectual Property or entered into any licensing or similar agreements or arrangements;

                  (n) (i) sold any assets (other than Investments) with a value in excess of $10,000 in each case other than in the ordinary course of business or (ii) sold any Investments other than in the ordinary course of business and in such event replaced such assets with assets of a similar nature and, in the case of replaced assets acquired after the date hereof, are in compliance with the Investment Guidelines;

                  (o) made any material changes in policies or practices relating to selling, underwriting or claims handling practices or rates of the Business, discounts, commissions or other terms of sale or accounting therefor or in policies of employment;

                  (p) ceded or assumed any reinsurance other than in the ordinary course of business;

                  (q) had any insurer financial strength ratings as determined by any of Moody's Investor Services, Inc., Standard & Poor's Ratings Group, a division of the McGraw-Hill Companies, or A.M. Best & Co., reduced, or received any indication from any of such rating agencies that such insurer financial strength ratings may be or will be reduced; or

                  (r) taken any action or omitted to take any action that would result in the occurrence of any of the foregoing.

         5.10 Contracts.

                  (a) Section 5.10(a) of the Disclosure Schedule lists each contract, agreement or understanding to which Sequoia is a party or by which Sequoia is bound which is material to the operation of the Business (the "MATERIAL CONTRACTS"), including, but not limited to, the following specific agreements:

                       (i) leases or agreements under which Sequoia is lessee of or holds or operates any property, real or personal, owned by any other party for which the annual rental exceeds $5,000;

                       (ii) leases or agreements under which Sequoia is lessor of or permits any third party to hold or operate, any property, real or personal, owned or controlled by Sequoia for which the annual rental exceeds $5,000;

                       (iii) management agreements or contracts for the employment of any officer, partner, individual employee, agent, independent contractor, or other person on a full-time, part-time or consulting basis providing for (a) annual compensation in excess of $25,000, (b) the payment of any cash or other compensation or benefits upon the sale of Sequoia or (c) a limitation or prohibition on competition or solicitation of clients, employees or agents;

                       (iv) agreements or indentures relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any of its assets;

                       (v) agreements with respect to the lending or investing of funds;

                       (vi) guaranties of any obligation for borrowed money or otherwise that relates to Sequoia's assets, other than endorsements made for collection;

                       (vii) finder's Contracts;

                       (viii) joint venture, partnership and similar agreements involving a sharing of profits or expenses;

                       (ix) stock purchase agreements, asset purchase agreements and other acquisition or divestiture agreements, including but not limited to any agreements: (A) related to the acquisition, lease or disposition of: (i) the Company or any current or former Subsidiary; (ii) any material assets or properties (other than sales of inventory made in the ordinary course of business); (iii) any business or any capital stock of or other interest in any Person by the Company or any of its Subsidiaries, within the last ten years; or
(B) involving continuing indemnity or other obligation;

                       (x) agreements with insurance carriers or wholesalers that resulted in aggregate commissions to Sequoia in the past twelve (12) months of at least $25,000;

                       (xi) contracts of reinsurance or retrocession;

                       (xii) other contract or series of related contracts with the same party involving more than $10,000 per annum or an aggregate of $75,000 over the term of the contract (or series of related contracts), other than insurance policies issued in the ordinary course of business;

                       (xiii) contracts or agreements which would prohibit or materially restrict STRONGWOOD, Sequoia or any of Sequoia's Subsidiaries from freely engaging in the Business or any other related business as of the Closing Date anywhere in the world;

                       (xiv) orders and other contracts for the purchase or sale of materials, supplies, products or services (excluding the sale of insurance policies in the ordinary course of business), involving aggregate payments in excess of $10,000 in each case;

                       (xv) orders and other contracts with or for the direct or indirect benefit of PHYSICIANS or any Non-Company Affiliates (whether or not legally binding);

                       (xvi) contracts providing for future payments that are conditioned, in whole or in part, on a change in control of the Company or any of its Subsidiaries;

                       (xvii) trust agreements and powers of attorney, except routine powers of attorney relating to representation before governmental agencies or given in connection with qualification to conduct business in another jurisdiction;

                       (xviii) contracts or agreements exclusively relating to the distribution, marketing, advertising or promotion of Sequoia products or services involving more than $10,000;

                       (xix) exclusive arrangements with respect to Sequoia, including franchise agreements, license agreements or agency agreements under which Sequoia is a franchisor or licensor or appoint any third party to be an agent of Sequoia;

                       (xx) licenses, licensing arrangements and other contracts providing in whole or in part for the use of, or limiting the use of, any Intellectual Property (except for contracts relating to "off-the-shelf" or "shrink-wrapped" software);

                       (xxi) agency, third-party administrator or claims processing contracts;

                       (xxii) contracts not entered into in the ordinary course of business; and

                       (xxiii) any contract or agreement not described above, which is material to the operation of the Business as it is currently conducted.

                  (b) No contract, agreement or commitment required to be disclosed on the Disclosure Schedule has been canceled or, to the knowledge of Sequoia, breached in any respect by the other party thereto.

                  (c) None of Sequoia's significant customers, suppliers, outside service providers or sources of referral has notified Sequoia that it will stop or decrease the rate of business done with or referred to Sequoia. Sequoia has performed all of its obligations under the contracts and agreements required to be listed on the Disclosure Schedule. Sequoia has not materially breached or defaulted under any lease, contract, commitment or other agreement to which Sequoia is a party. No event has occurred which, upon giving of notice or lapse of time or both, would constitute such a breach or default.

                  (d) (i) All Material Contracts are legal, binding, and in full force and effect, (ii) the enforceability of all Material Contracts will not be affected in any manner by the execution, delivery or performance of this Agreement, and (iii) no Material Contract contains any change in control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the transactions contemplated by this Agreement.

         STRONGWOOD has been supplied with a true and correct copy of all written contracts and agreements (and a memorandum accurately describing all oral contracts or agreements) which are listed in Section 5.10 of the Disclosure Schedule, together with all amendments, exhibits, attachments, waivers or other changes thereto.

         5.11 Taxes.

                  (a) All Tax Returns required to be filed by or on behalf of Sequoia or its Subsidiaries have been duly filed on a timely basis (including any extensions of time) and such Tax Returns are true and complete in all material respects. All Taxes shown to be payable on such Tax Returns or extensions thereof or on subsequent assessments with respect thereto have been paid in full on a timely basis (including all extensions of time).

                  (b) Sequoia has withheld and paid over all Taxes required to have been withheld and paid over by or on behalf of Sequoia or its Subsidiaries in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

                  (c) No waiver or extension of any statute of limitations is in effect with respect to any Tax Return of Sequoia or its Subsidiaries. No power of attorney has been executed or filed by or on behalf of Sequoia or its Subsidiaries with the Internal Revenue Service (the "IRS") or any other taxing authority. Neither PHYSICIANS, PICO, nor any of their Affiliates have been notified in writing or otherwise that any Tax Return filed by or on behalf of Sequoia or its Subsidiaries is under audit by any taxing authority. There are no disputes with a taxing authority with respect to Taxes payable by or on behalf of Sequoia or its Subsidiaries. Neither Sequoia nor any of its Subsidiaries has received any notice of deficiency, proposed adjustment, or underpayment of Taxes. Neither Sequoia nor any of its Subsidiaries is subject to any proceedings for the assessment or collection of Taxes, nor is such notice pending to PHYSICIANS' knowledge.

                  (d) Neither Sequoia nor any of its Subsidiaries is a party to or bound by or has an obligation under any Tax allocation, sharing, indemnity or similar agreement or arrangement, other than the Tax Allocation Agreement dated August 15, 2000 by and among PICO and its Subsidiaries (the "TAX ALLOCATION AGREEMENT"). Neither Sequoia nor its Subsidiaries (i) is or has been a member of any consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes, and would not be held liable for Taxes of any Person (other than PHYSICIANS, PICO and their Affiliates) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law or as a transferee or successor or (ii) has received or applied for a Tax ruling or has entered into a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision or any similar provision of state or local law.

                  (e) Section 5.11(e) of the Disclosure Schedule contains a list of states, territories and jurisdictions in which an income, franchise, premium, sales, use, employment or payroll tax returns with respect to Sequoia or its Subsidiaries was filed for the past three years.

                  (f) True, correct and complete copies of all income, franchise, premium, sales, use employment and payroll Tax Returns and forms filed by or with respect to Sequoia or its Subsidiaries for the past three years have been furnished or made available to STRONGWOOD.

                  (g) There are no outstanding adjustments for Tax purposes applicable to Sequoia or its Subsidiaries as a result of changes in methods of accounting.

                  (h) None of the assets of Sequoia or its Subsidiaries are subject to Tax liens (other than liens for Taxes which are not yet due and payable).

                  (i) Section 5.11(i) of the Disclosure Schedule sets forth the aggregate amount of Sequoia's net operating loss carryover for federal income Tax purposes to the taxable year beginning January 1, 2002.

                  (j) No portion of the "consolidated net operating loss", as defined in Treasury Regulation Section 1.1502-21(e), of the consolidated group of which PICO is the common parent is or will be attributable to Sequoia or its Subsidiaries.

         5.12 Compliance with Law.

                  (a) All aspects of the business and operations of Sequoia and its Subsidiaries have been conducted in compliance, in all material respects, with all applicable Laws, including without limitation, those of state insurance departments, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. ss.ss.9601-9675, and any amendments thereto, the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss.6901-6987 and any amendments thereto, or otherwise relating to pollution control and environmental contamination, and all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours. Except as to matters which have been settled on terms that have not had and would not be expected to have any Material Adverse Effect, since January 1, 1993 neither Sequoia nor PHYSICIANS has received any notification of any asserted present or past failure by Sequoia or any of its subsidiaries to comply with any such Law.

                  (b) Sequoia holds all material permits, licenses, certificates, accreditations or other authorizations of any Governmental Authority required for the Business as it is presently conducted. Section 5.12(b) of the Disclosure Schedule sets forth a list of all of such permits, licenses, certificates, qualifications, accreditations and other governmental authorizations (collectively "GOVERNMENTAL AUTHORIZATIONS") that are material to the Business. Sequoia is in compliance in all material respects with all terms and conditions of any such Governmental Authorizations.

         5.13 Litigation.

         Sequoia is not subject to any judgment, stipulation, order, decree or agreement arising from any action, suit, arbitration or proceeding against Sequoia that would adversely affect the ability of Sequoia to carry out the transactions contemplated in this Agreement. No action, suit, arbitration, proceeding or governmental investigation is pending or, to PHYSICIANS' knowledge, threatened, which seeks to question, delay or prevent the carrying out of the transactions contemplated hereby. There is no material Litigation pending or, to the knowledge of any member of the Seller Group, threatened by, against or affecting any member of the Seller Group or any of its properties or assets. There are no outstanding material orders, judgments, decrees or injunctions issued by any Governmental Authority against Sequoia or any of its Subsidiaries that in any way affect the Business.

         5.14 Licenses and Registration.

         Section 5.14 of the Disclosure Schedule contains a complete and correct list of all Governmental Approvals and other Consents necessary for, or otherwise material to, the Business as it is presently conducted. Section 5.14 of the Disclosure Schedule lists all jurisdictions in which Sequoia is licensed to write insurance. Sequoia has been duly authorized by the relevant state insurance regulatory authorities to write the insurance or reinsurance that it is currently writing in the respective states in which it does business. All such Governmental Approvals and other Consents have been duly obtained and are held by Sequoia and are in full force and effect. Sequoia and each of its Subsidiaries is, and at all times has been, in compliance with all Governmental Approvals and other Consents held by it, except for such failures so to comply that, individually and in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect. There is no Litigation pending or, to the knowledge of PHYSICIANS, threatened, that would result in the revocation, cancellation, suspension or modification or nonrenewal of any such Governmental Approval or Consent; neither Sequoia, nor PHYSICIANS has been notified that any such Governmental Approval or Consent will be modified, suspended, cancelled modified or cannot be renewed in the ordinary course of business; and to the knowledge of PHYSICIANS (assuming the Governmental Approvals and Consents specified in EXHIBIT D and EXHIBIT E are obtained) there is no reasonable basis for any such revocation, cancellation, suspension, modification or nonrenewal.

         5.15 Employee Benefits.

                  (a) Section 5.15 of the Disclosure Schedule contains a complete and accurate list of all "employee benefit plans" within the meaning of
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other employee pension or welfare benefit plans, programs or arrangements, and any employment or compensation agreements, for the benefit of, or relating to, current or former employees, directors, consultants, independent contractors, sales representatives or agents of Sequoia (the "EMPLOYEE PLANS"). None of the Employee Plans is a "multi-employer plan" as defined in Section 3(37) of ERISA. All Employee Plans are in material compliance with the requirements prescribed by any and all Laws, and Sequoia has performed, in all material respects, all obligations required to be performed by it under, and is not in default under or in violation of, any of the Employee Plans.

                  (b) Neither Sequoia nor any entity considered its "affiliate" pursuant to ERISA has incurred any liability to the Pension Benefit Guaranty Corporation (other than for premiums in the ordinary course) or any "withdrawal liability" within the meaning of Section 4201 of ERISA. There is no material liability which remains unsatisfied with respect to any Employee Plan subject to Title IV of ERISA.

                  (c) PHYSICIANS has delivered to STRONGWOOD full and complete copies of all Employee Plans of Sequoia, related plan documents, trust documents, summary plan descriptions, two most recent Form 5500's, most recent actuarial report, most recent independent auditor report, and material employee communications with respect to the Employee Plans.

                  (d) The sale of the Shares will not in and of itself (i) require any severance or other compensatory payment to be made to any current or former employees, directors, consultants or independent contractors of Sequoia or (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider. No benefit payable or which may become payable pursuant to any Employee Plan or as a result of or arising under this Agreement shall constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code.

                  (e) Sequoia, to PHYSICIANS' knowledge, has not proposed any additional Employee Plan or proposed to modify any existing Employee Plan except for changes required by applicable law.

                  (f) Each Employee Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without material liability to STRONGWOOD (other than ordinary administration expenses typically incurred in a termination event).

                  (g) Each Employee Plan intended to be qualified under Section 401(a) of the Internal Revenue Code has either obtained from the IRS a favorable determination letter as to its qualified status under the Internal Revenue Code, including all amendments to the Internal Revenue Code which are currently effective, or has time remaining under applicable Treasury Regulations or IRS pronouncements for a determination or opinion letter and to make any amendments necessary to obtain a favorable determination or opinion letter. No employee is or will become entitled to post-employment benefits of any kind by reason of employment with Sequoia other than (i) coverage mandated by Section 4980B of the Internal Revenue Code or comparable provision of state law, or (ii) retirement benefits payable under any plan qualified under Section 401(a) of the Internal Revenue Code. No suit, administrative proceeding, action, or other litigation has been brought, or to PHYSICIANS' knowledge, is threatened, against or with respect to any Employee Plan, including any audit or inquiry by the IRS or the United States Department of Labor.

         5.16 Real Property.

         Sequoia has no fee interest in any real property.

         5.17 Insurance.

         Section 5.17 of the Disclosure Schedule lists all policies of insurance and fidelity bonds issued to or for the benefit of Sequoia or its directors and officers showing the insurers, limits, type of coverage, and expiration dates. All such policies and bonds are in full force and effect as of the date of this Agreement.

         5.18 Bank Accounts.

         Section 5.18 of the Disclosure Schedule is an accurate and complete list showing the names and address of each bank and trust company in which Sequoia has an account or safe deposit box and identifies all persons authorized to draw thereon, give instructions thereto or have access thereto.

         5.19 Intellectual Property.

                  (a) Section 5.19(a) of the Disclosure Schedule sets forth a complete and correct list of all Intellectual Property that is owned by Sequoia or any of its Subsidiaries (the "OWNED INTELLECTUAL PROPERTY").

                  (b) All of the Intellectual Property used or held for use in connection with, necessary for the conduct of, or otherwise material to, the Business as it is presently conducted (the "COMPANY INTELLECTUAL PROPERTY"), is owned by, or held pursuant to a valid license or right to use in favor of, Sequoia or its Subsidiaries. Sequoia and its Subsidiaries have the right to use the Company Intellectual Property related to the Business, free from any Liens (except for Permitted Liens incurred in the ordinary course of business) and any requirement of any past, present or future royalty payments, license fees, charges or other payments, or conditions or restrictions. Immediately after the Closing, Sequoia and its Subsidiaries shall own or have licensed all the Company Intellectual Property related to the Business, in each case free from Liens (except for Permitted Liens incurred in the ordinary course of business) and on the same terms and conditions as in effect prior to the Closing.

                  (c) Section 5.19(c) of the Disclosure Schedule sets forth all Material Contracts and a list of any oral agreements or arrangements, except for contracts relating to "off-the-shelf" or "shrink-wrapped" software, (i) pursuant to which Sequoia or any of its Subsidiaries has licensed Intellectual Property to, or the use of Intellectual Property is otherwise permitted (through non-assertion, settlement or similar agreements or otherwise) with respect to, any other Person (including PHYSICIANS and any Non-Company Affiliate), and (ii) pursuant to which Sequoia or any of its Subsidiaries has had Intellectual Property licensed to it, or has otherwise been permitted to use Intellectual Property (through non-assertion, settlement or similar agreements or otherwise) for the purpose of conducting the Business. The agreements or arrangements set forth or required to be set forth in Section 5.19(c) of the Disclosure Schedule are covered by the representations and warranties in Section 5.10 above.

                  (d) The conduct of the Business does not infringe or otherwise conflict in any material respect with any rights of any Person in respect of any Intellectual Property. To PHYSICIANS' knowledge, none of the Company Intellectual Property is being infringed or otherwise used or available for use by any Person without a license or permission from Sequoia or any of its Subsidiaries.

                  (e) No claim or demand of any Person has been made or, to PHYSICIANS' knowledge, threatened, nor is there any Litigation that is pending or, to PHYSICIANS' knowledge, threatened that (i) challenges the rights of Sequoia or any of its Subsidiaries in respect of any Company Intellectual Property; (ii) asserts that Sequoia or any of its Subsidiaries is infringing or otherwise in conflict with, or is, required to pay any royalty, license fee, charge or other amount with regard to, any Intellectual Property; or (iii) claims that any default exists under any agreement or arrangement related to the Company Intellectual Property. To PHYSICIANS' knowledge, none of the Company Intellectual Property is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, tribunal, arbitrator or other Governmental Authority, or has been the subject of any Litigation within the last three years, whether or not resolved in favor of any member of the Seller Group.

                  (f) The Owned Intellectual Property has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, the United States Copyright Office or other filing offices, domestic or foreign, to the extent the owner thereof has determined in its reasonable business judgment necessary or desirable to ensure protection under applicable Law, and such registrations, filings, issuances and other actions remain in full force and effect. Each member of the Seller Group has taken commercially reasonable actions to ensure protection of the Company Intellectual Property (including maintaining the secrecy of all confidential Intellectual Property) under any applicable Law.

                  (g) The software and databases in which Sequoia and its Subsidiaries claim ownership ("OWNED SOFTWARE") are identified on Section 5.19(g) of the Disclosure Schedule. Sequoia and its Subsidiaries own all right, title and interest in such Owned Software, which has been created entirely by employees of Sequoia and its Subsidiaries acting within the scope of their employment or independent contractors who have assigned all rights in their work in writing to Sequoia and its Subsidiaries. None of the Owned Software and, to PHYSICIANS' knowledge, none of the third-party software used in the Business as presently conducted infringes upon or misappropriates any patent, copyright, trade secret or other Intellectual Property right of any person or entity, and no claim or demand with respect to any such infringement or misappropriation has been made or threatened. To PHYSICIANS' knowledge, there are no viruses, worms, Trojan horses, or similar programs in the Owned Software. To PHYSICIANS' knowledge, there are no defects in the Owned Software that would prevent such software from performing in all material respects the tasks and functions for which it is used in the conduct of the Business.

         5.20 Leases.

         PHYSICIANS has delivered to STRONGWOOD true, correct and complete copies of each real property and personal property lease to which Sequoia or any of its Subsidiaries is a party (the "LEASES") and all modifications and amendments relating thereto, which Leases are listed in Section 5.20 of the Disclosure Schedule. The Leases are valid, binding and enforceable in accordance with their terms, and are in full force and effect. In each case, Sequoia or one of its Subsidiaries has been in peaceable possession since the commencement of each Lease. There are no existing defaults by Sequoia or any of its Subsidiaries, or to PHYSICIANS' knowledge, the lessors, under the Leases. No event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default by Sequoia, or, to PHYSICIANS' knowledge, the lessors, under the Leases. Neither Sequoia nor, to PHYSICIANS' knowledge, the lessor has violated any of the terms or conditions of any such Lease in any material respect. No waiver, indulgence or postponement of any of Sequoia's obligations under any Lease has been granted by the respective lessor. Sequoia has paid, satisfied or discharged all of its obligations which are due and payable under such Leases through the Closing Date, including the payment of rent and operating expenses. The real and personal property leased by Sequoia is in a state of good maintenance and repair, ordinary wear and tear excepted.

         5.21 Personal Property.

         The personal property listed in Section 5.21 of the Disclosure Schedule constitute all of the personal property of Sequoia utilized in the conduct of the Business (the "PERSONAL PROPERTY"). Sequoia has good and marketable title to all the Personal Property, and such Personal Property is in good operating condition and repair, ordinary wear and tear excepted.

         5.22 Agency Relationships.

         Section 5.22 of the Disclosure Schedule sets forth the top 15 insurance agencies with whom Sequoia has an agency contract, ranked by total commissions paid by Sequoia in 2001. Since December 31, 2001, there has been no material adverse change in the business relationships of Sequoia with any insurance agency listed in Section 5.22 of the Disclosure Schedule.

         5.23 Governmental Filings.

                  (a) Each material registration, report, statement, notice or other filing requested or required to be filed by Sequoia with any Governmental Authority under any applicable Law has been timely filed, and when filed complied and continues to comply in all material respects with applicable Law. As of their respective dates, none of such registrations, reports, statements, notices or other filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (b) All insurance policies issued by Sequoia, as now in force are, to the extent required under applicable Law, in a form acceptable to applicable regulatory authorities or have been filed and not objected to by such authorities within the period provided for objection. All reports, statements, documents, registrations, filings and submissions to state insurance regulatory authorities complied in all material respects with applicable Law in effect when filed and no material deficiencies have been asserted by any such regulatory authority with respect to such reports, statements, documents, registrations, filings or submissions that have not been satisfied. All premium rates established by Sequoia that are required to be filed with or approved by insurance regulatory authorities have been so filed or approved; the premiums charged by Sequoia conform to the premium rates so filed or approved and comply with the insurance laws applicable thereto.

5.24     Environmental Matters.

         Sequoia is in material compliance with all applicable Environmental Laws (as defined below), which compliance includes the possession of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof except where failure to comply would not have or result in a Material

Adverse Effect. Sequoia has not received any notice or other communication (in writing or otherwise), whether from a Governmental Authority or citizens group, that alleges that Sequoia is not in compliance with any Environmental Law, and, to the knowledge of Sequoia, there are no circumstances that may prevent or interfere with Sequoia's compliance with any Environmental Law in the future. To PHYSICIANS' knowledge, no current or prior owner of any Real Estate leased or controlled by Sequoia nor any current or prior owner of any real estate adjacent to the Real Estate, which real estate is leased or controlled by any landlords, adjacent tenants or property owners, has received any notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or Sequoia is not in compliance with any Environmental Law. Sequoia does not, and is not required to, hold any Governmental Authorizations pursuant to Environmental Laws. For purposes of this Section 5.24: (i) "ENVIRONMENTAL LAWS" means any federal, state, local or foreign legal requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern (as defined below), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) "MATERIALS OF ENVIRONMENTAL CONCERN" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law.

         5.25 Affiliate Transactions.

                  (a) Section 5.25(a) of the Disclosure Schedule contains a complete and correct list of all material agreements, contracts, arrangements, understandings, transfers and transactions, whether or not entered into in the ordinary course of business, between Sequoia or any of its Subsidiaries, on the one hand, and PHYSICIANS or any Non-Company Affiliate, on the other hand, that
(i) are currently pending or in effect or (ii) involve continuing liabilities and obligations that, individually or in the aggregate, have been, are or will be material to Sequoia and its subsidiaries, taken as a whole.

                  (b) No stockholder, officer, director or employee of PHYSICIANS, any Non-Company Affiliate or Sequoia, or, to PHYSICIANS' knowledge after reasonable inquiry of senior officers of PHYSICIANS and Sequoia, any family member, relative or Affiliate of any such stockholder, officer, director or employee, (i) owns, directly or indirectly, and whether on an individual, joint or other basis, any interest in (x) any property or asset, real or personal, tangible or intangible, used in or held for use in connection with or pertaining to the Business, or (y) any Person, that is a supplier, customer or competitor of Sequoia or any of its Subsidiaries, (ii) serves as an officer, director or employee of any Person that is a supplier, customer or competitor of Sequoia or any of its Subsidiaries or (iii) has received any loans from or is otherwise a debtor of, or made any loans to or is otherwise a creditor of Sequoia or any of its Subsidiaries.

         5.26 Employees, Labor Matters, etc.

         Neither Sequoia nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, nor are there any labor unions or other organizations representing, purporting to represent or attempting to represent any employees employed by Sequoia or any its Subsidiaries. There has not occurred or been threatened any material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees of Sequoia or any of its Subsidiaries. There are no material labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or threatened with respect to any employee providing services to Sequoia or any of its Subsidiaries. Each person who performs services to Sequoia or its Subsidiaries has been properly treated or classified as a "common law employee" or an "independent contractor" pursuant to applicable Law. Sequoia and its Subsidiaries have complied in all material respects with all applicable Laws pertaining to the employment or termination of employment of their respective employees, including, without limitation, all such Laws relating to labor relations, equal employment opportunities, fair employment practices, prohibited discrimination or distinction and other similar employment activities.

         5.27 Reinsurance.

         Section 5.27 of the Disclosure Schedule lists all reinsurance contracts, agreements or treaties to which Sequoia is a party. Subject to applicable waiver agreements, (i) the reserves recorded for potential liabilities that Sequoia may incur pursuant to the reinsurance contracts, agreements or treaties listed in Section 5.27 of the Disclosure Schedule or any facultative certificate are properly determined in accordance with the applicable statutory requirements; (ii) receivables due Sequoia pursuant to such reinsurance contracts, agreements, treaties or certificates have been properly recorded in the books of account of Sequoia, as the case may be, and reflected in the Regulatory Statements of Sequoia, for the year ended December 31, 2001 and for periods subsequent to December 31, 2001; and (iii) no notice of intended cancellation has been received by Sequoia from any reinsurer.

         5.28 Agents.

                  (a) Each Agent (including, without limitation, those who are employees of Sequoia), at the time such Agent wrote, sold or produced insurance policies for Sequoia, was duly licensed as an insurance agent (for the type of business written, sold or produced by such Agent) in the particular jurisdiction in which such Agent wrote, sold or produced such insurance policies, except where the failure to have such license would not reasonably be expected to have a Material Adverse Effect, and each Agent has executed a contract with Sequoia.

                  (b) No Agent has violated (or with or without notice or lapse of time or both, would have violated) any term or provision of any Law, regulation or any writ, judgment, decree, injunction or similar order applicable to the writing, sale or production of the business of Sequoia, except where such violation would not reasonably be expected to have a Material Adverse Effect.

                  (c) All payments due to Agents with respect to Sequoia's insurance business are described in the form Agent contracts, copies of which have been provided to STRONGWOOD.

         5.29 Policies, Claims and Manuals.

                  (a) PHYSICIANS has provided STRONGWOOD with complete and correct copies of each standard insurance policy written by Sequoia.

                  (b) Section 5.29 of the Disclosure Schedule sets forth a complete and correct list of all open claims pending against Sequoia as of the date specified in such list and all claims closed within one year prior to the date of execution of this Agreement, and separately identifies all claims (i) in which Litigation that includes allegations that Sequoia has acted in bad faith with respect to an insured or claimant is pending; (ii) in which Litigation is not yet pending but claims, allegations or assertions have, to PHYSICIANS' knowledge, been threatened or made that Sequoia has acted in bad faith with respect to an insured or claimant; and (iii) that, to PHYSICIANS' knowledge, contain facts or circumstances that may give rise to claims, allegations or assertions that Sequoia has acted in bad faith with respect to an insured or claimant.

                  (c) PHYSICIANS has delivered to STRONGWOOD complete and correct copies of each claims processing, underwriting, employee training and agent training manual prepared or used by Sequoia during the past two years.

         5.30 Brokers, Finders, etc.

         Except for the participation of Raymond James and Associates, Inc. and Mergers & Acquisitions Services, Inc. as requested by PICO, (the fees for which parties shall be the sole responsibility of PICO), all negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any Person acting on behalf of any member of the Seller Group in such a manner as to, and the transactions contemplated hereby and thereby will not otherwise, give rise to any valid claim against Sequoia, any of its Subsidiaries or STRONGWOOD for any brokerage or finder's commission, fee or similar compensation, or for any bonus payable to any officer, director, employee, agent or representative of or consultant to Sequoia or any of its Subsidiaries upon consummation of the transactions contemplated hereby.

         5.31 Disclosure.

         This Agreement, together with any Schedules and Exhibits hereto, do not contain any untrue statement of PHYSICIANS or Sequoia of a material fact, or omit any statement by PHYSICIANS or Sequoia of a material fact necessary in order to make the statements contained herein or therein not misleading.

6. REPRESENTATIONS AND WARRANTIES OF PICO

         6.1 Authority.

                  (a) PICO is a corporation duly organized, validly existing and in good standing under the laws of California. PICO has all requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. All corporate acts and other proceedings required to be taken by PICO to authorize the execution, delivery and performance of this Agreement and the carrying out of the transactions contemplated hereby have been duly and properly taken.

                  (b) This Agreement has been duly executed and delivered by PICO and constitutes a valid and binding obligation of PICO enforceable against PICO in accordance with its terms, except as such enforceability may be subject to principles of law and equity of general application and all limitations resulting from the laws of bankruptcy, insolvency, liquidation or other laws affecting generally the enforcement of creditors' rights.

                  (c) The execution and delivery of this Agreement does not, and the carrying out of the transactions contemplated hereby and compliance with its terms will not, individually or in the aggregate conflict with, or result in any violation of, cause or permit the termination or acceleration of, constitute a breach or an event which, with or without the giving of notice or lapse of time or both, would constitute a breach under, result in the creation or imposition of any Lien pursuant to, or adversely affect the validity or enforceability by PICO of (i) any provision of the charter or by laws of PICO; (ii) any material note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which PICO is a party or by which PICO or any of its assets are bound; or (iii) any judgment, order or decree, statute, law, ordinance or rule or regulation relating to the conduct of PICO's business.

                  (d) No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission, other governmental authority or instrumentality, domestic or foreign, is required to be obtained or made by PICO in connection with the execution and delivery of this Agreement or the carrying out by PICO of the transactions contemplated hereby.

         6.2 Litigation.

         PICO is not subject to any judgment, stipulation, order, decree or agreement arising from any action, suit, arbitration or proceeding against PICO that would adversely affect the ability of PICO to carry out the transactions contemplated hereby. No action, suit, arbitration, proceeding or governmental investigation is pending or, to the knowledge of PICO after reasonable inquiry of senior officers of PICO, PHYSICIANS and Sequoia, threatened, which seeks to question, delay or prevent the carrying out of the transactions contemplated hereby. There is no Litigation pending or, to the knowledge of PICO, threatened by, against or affecting PICO or any member of the Seller Group or any of its properties or assets, that, individually or in the aggregate, would reasonably be expected to have or result in a Material Adverse Effect.

         6.3 Taxes.

         PICO is the parent of a U.S. consolidated group for federal income Tax purposes, and such consolidated group includes Sequoia.

7. REPRESENTATIONS AND WARRANTIES OF STRONGWOOD

         As an inducement to PHYSICIANS and PICO to enter into this Agreement, STRONGWOOD, hereby represents and warrants to the Seller Group, and each of them, as follows:

         7.1 Corporate Organization and Power.

         STRONGWOOD is a corporation duly organized and validly existing under the laws of the State of Delaware, with full power and authority to enter into this Agreement and to perform its obligations hereunder. All corporate acts and other proceedings required to be taken by STRONGWOOD to authorize the execution, delivery and performance of this Agreement and the carrying out of the transactions contemplated hereby have been duly and properly taken.

         7.2 Authorization; No Breach.

                  (a) The execution, delivery and performance of this Agreement and the other agreements contemplated hereby by STRONGWOOD and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of STRONGWOOD, and no other such proceedings on the part of STRONGWOOD are necessary to authorize the execution, delivery, or performance of this Agreement or the other agreements contemplated hereby. This Agreement and the other agreements contemplated hereby constitute valid and binding obligations of STRONGWOOD, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and general principles of equity.

                  (b) The execution and delivery of this Agreement does not, and the carrying out of the transactions contemplated hereby and compliance with its terms will not, individually or in the aggregate, conflict with, or result in any violation of, cause or permit the termination or acceleration of, constitute a breach or an event which, with or without the giving of notice or lapse of time or both, would constitute a breach under, result in the creation or imposition of any Lien pursuant to, or adversely affect the validity or enforceability by STRONGWOOD of (i) any provision of the charter or by laws of STRONGWOOD, (ii) any material note, bond, mortgage, indenture, deed of trust, license, lease, contract, understanding or arrangement to which STRONGWOOD is a party or by which it is or its assets are bound, or (iii) any judgment, order or decree, statute, law, ordinance, rule or regulation relating to the conduct of STRONGWOOD's business.

         7.3 No Violation.

         STRONGWOOD is not subject to or obligated under its Articles of Incorporation, bylaws, any applicable Law or rule or regulation of any governmental authority, or any agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement and the other agreements contemplated hereby, except to the extent valid consents and approvals have been obtained and except to the extent such breach or violation is not reasonably likely to have a Material Adverse Effect on STRONGWOOD.

         7.4 Governmental Authorities and Consents.

         STRONGWOOD is not required to submit before Closing any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any governmental or regulatory authority is required to be obtained by STRONGWOOD in connection with their execution, delivery and performance of this Agreement or the transactions contemplated hereby, other than for consents, approvals or authorizations the failure of which to obtain is not reasonably likely to have a Material Adverse Effect on STRONGWOOD.

         7.5 Litigation.

         There are no actions, suits, proceedings, orders or investigations pending or, to the knowledge of STRONGWOOD, threatened against or affecting STRONGWOOD or its Affiliates, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect STRONGWOOD's performance under this Agreement or the consummation of the transactions contemplated hereby.

         7.6 Independent Analysis.

         STRONGWOOD recognizes that, except as expressly provided in Articles 5 and 6 hereof, no member of the Seller Group nor any Affiliate thereof has made any representation or warranty, express or implied, upon which STRONGWOOD is relying in respect to Sequoia's ability to obtain business subsequent to the Closing Date or as to the accuracy or completeness of any information in connection with Sequoia. STRONGWOOD further recognizes that, except for those subsumed within the express representations and warranties contained in Article 5 and Article 6, any cost estimates, projections or other predictions contained in the information provided to STRONGWOOD or its Affiliates or any of their employees, agents or representatives were prepared for Sequoia's and PHYSICIANS' internal planning purposes only and are not and shall not be deemed to be representations or warranties of any member of the Seller Group or any affiliate thereof.

         7.7 Investment Intention.

         STRONGWOOD has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of acquiring the Shares. STRONGWOOD confirms that PHYSICIANS has made available to STRONGWOOD the opportunity to ask questions of the officers and management of PHYSICIANS and Sequoia and to acquire additional information about the business, assets and financial condition of Sequoia. STRONGWOOD is acquiring the Shares for investment only, and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling any of the Shares. STRONGWOOD understands that the transactions contemplated hereby have not been, and will not be, the subject of a registration statement filed under the Securities Act of 1933 (the "SECURITIES ACT"), or qualified under applicable states securities law, by reason of a specific exemption from the registration provisions of the Securities Act and the qualification provisions of the applicable state securities laws. STRONGWOOD understands that none of the Shares may be resold unless such resale is registered under the Securities Act and qualified under applicable state securities laws, or an exemption from such registration and qualification is available.

         7.8 Brokerage.

         All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any Person acting on behalf of STRONGWOOD or its Affiliates in such a manner as to, and the transactions contemplated hereby and thereby will not otherwise, give rise to any valid claim against PHYSICIANS, PICO or any of their Affiliates for any brokerage or finder's commission, fee or similar compensation upon consummation of the transactions contemplated by this Agreement.

         7.9 Equity Commitment Letter.

         JPMP has issued to STRONGWOOD the Equity Commitment Letter and JPMP has not breached, nor has STRONGWOOD waived, the obligations and rights pursuant thereto.

8. PRE-CLOSING CONDUCT OF THE BUSINESS

         8.1 Access to Records.

                  (a) Prior to the Closing, PHYSICIANS shall (and shall cause each other member of the Seller Group, and each of the Representatives of or to any member of the Seller Group, to) give STRONGWOOD and its Representatives, reasonable access during reasonable business hours to all of such Person's respective properties, assets, books, contracts, commitments, reports and records relating to Sequoia and its Subsidiaries and the Business, and furnish to STRONGWOOD all such documents, records and information with respect to the properties, assets and businesses of Sequoia and its Subsidiaries and copies of any work papers relating thereto as STRONGWOOD shall from time to time reasonably request, subject to compliance with confidentiality obligations owed to third parties and except where disclosure would compromise any attorney-client privilege. In addition, PHYSICIANS shall, and shall cause each member of the Seller Group to, permit STRONGWOOD and its Representatives, reasonable access during reasonable business hours to each member of the Seller Group; Sequoia's lenders, reinsurers, customers and suppliers; other Persons with whom Sequoia or any of its Subsidiaries does or has done business; and other Representatives or other personnel of any member of the Seller Group, as may be necessary or useful to STRONGWOOD in its judgment in connection with its review of the properties, assets and business of Sequoia and the above-mentioned documents, records and information. Notwithstanding the above, STRONGWOOD acknowledges that, in order to facilitate the conduct of the Business prior to Closing, STRONGWOOD will only have such access as PHYSICIANS in its sole discretion deems appropriate, to any Agents currently working for Sequoia. PHYSICIANS shall, and shall cause each member of the Seller Group to, keep STRONGWOOD generally informed as to the affairs of the Business of Sequoia prior to Closing.

                  (b) In utilizing its access under Section 8.1(a), STRONGWOOD shall make reasonable efforts to minimize disruption of the normal operations of Sequoia or any member of the Seller Group.

         8.2 Continued Conduct of the Business.

                  (a) Except as otherwise required or permitted by this Agreement, PHYSICIANS will cause the business of Sequoia prior to Closing to be conducted in, and only in, the ordinary course of business in substantially the same manner as presently conducted and will use its best efforts to preserve intact the present business organization of Sequoia; keep available the services of its present officers and significant employees; and preserve its relationships with customers, suppliers, reinsurers and others having business dealings with it, to the end that its goodwill and going business shall be in all material respects unimpaired following the Closing. PHYSICIANS and PICO shall conduct all Tax affairs relating to Sequoia and its Subsidiaries only in the ordinary course of business consistent with past practice and in good faith in substantially the same manner as such affairs would have been conducted if this Agreement had not been entered into.

                  (b) Without limitation of Section 8.2(a), except as otherwise required or permitted by this Agreement, PHYSICIANS will not cause or permit Sequoia or any of its Subsidiaries to do any of the following without the prior written consent of STRONGWOOD:

                        (i) Grant or pay to any director, employee or consultant of Sequoia any increase in compensation, except cost of living increases consistent with past practice;

                        (ii) Incur any obligations for Indebtedness or guarantee or indemnify any obligations, other than less than $50,000 in the aggregate or in the ordinary course of business;

                        (iii) Terminate, prior to its date of expiration, any agency contract held by Sequoia;

                        (iv) Sell, lease or otherwise dispose of, or agree to do so, any assets, properties or rights which are material to Sequoia taken as a whole, other than investment portfolio transactions in the ordinary course of business or as set forth in this Agreement;

                        (v) Hire any new employees or consultants;

                        (vi) Make or agree to make any capital expenditures in excess of $50,000 in the aggregate;

                        (vii) Declare dividends on, or redeem or repurchase any shares of, any class of its capital stock, except for the dividend contemplated in Section 2.2;

                        (viii) Repay any loans or other amounts outstanding to PHYSICIANS or PICO or any of their respective Affiliates, except for payment of intercompany accounts in the ordinary course of business;

                        (ix) Pay any compensation, remuneration, contributions to Plans or other arrangements, bonuses or advances against salaries other than in the ordinary course of business;

                        (x) Prepay any accounts payable, or delay payment of any trade payables other than in the ordinary course of business;

                        (xi) Transfer, assign, mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other Lien, any of its assets, properties or rights other than in the ordinary course of business;

                        (xii) Enter into or assume any Contract (including without limitation any reinsurance or retrocession agreement or treaty, any commutation, loss portfolio transfer or similar transaction, agreement or arrangement or series of related transactions, agreements or arrangements involving any ceded reinsurance of Casualty), or enter into or permit any amendment, supplement, waiver or other modification in respect thereof, except for such Contracts and amendments, supplements, waivers and modifications thereof that are entered into, assumed or permitted in the ordinary course of business;

                        (xiii) Compromise, settle, grant any material waiver or release relating to or otherwise adjust in any material respect any Litigation other than in the ordinary course of business;

                        (xiv) Take any action or omit to take any action, which action or omission would result in a breach of any of the representations and warranties set forth in Section 5.9; or

                        (xv) Agree or otherwise commit to take any of the actions described in the foregoing paragraphs (i) through (xiv).

                  (c) PHYSICIANS will not cause or permit Sequoia or any of Sequoia's Subsidiaries to do any of the following:

                        (i) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, any business, corporation, partnership or other organization or otherwise acquire or agree to acquire any assets which are material to Sequoia and its Subsidiaries taken as a whole, other than investment portfolio transactions in the ordinary course of business which are consistent with the Investment Guidelines;

                        (ii) Amend Sequoia's charter or by-laws;

                        (iii) Create or issue any stock or other securities; or

                        (iv) Appoint any new directors.

         8.3 PHYSICIANS and PICO must use their best efforts to keep or cause to be kept, all insurance contracts issued to or for the benefit of Sequoia referred to in EXHIBIT K or suitable replacements for them in full force and effect until Closing. STRONGWOOD acknowledges Sequoia must arrange new insurance protection issued to or for the benefit of Sequoia after Closing. PICO and PHYSICIANS hereby agree not to commute or retroactively terminate any insurance policy or coverage benefiting Sequoia for periods occuring prior to Closing and to cooperate with Sequoia in allowing Sequoia to make and receive payment on any claims or other amounts due under such insurance policies or coverages for events occuring prior to Closing.

9. ADDITIONAL AGREEMENTS

         9.1 Until Closing, STRONGWOOD will keep confidential, and will cause its Affiliates and its and their directors, employees, consultants and advisers to keep confidential, all non-public information relating to Sequoia and its business, together with this Agreement, except:

                  (a) as required by law or the rules of the Exchanges;

                  (b) information which becomes public other than as a result of a breach of this Section 9.1; or

                  (c) with PHYSICIANS' prior written consent

provided, that STRONGWOOD and its Representatives shall be entitled to meet with and discuss the details of this Agreement and the transactions contemplated hereby, as well as any non-public information relating to Sequoia and its business, with any insurance regulator or with any rating agency currently maintaining an insurer financial strength rating for Sequoia.

         9.2 PHYSICIANS acknowledges that none of STRONGWOOD, its Affiliates nor any other person has made any representation or warranty, express or implied, not included in or made pursuant to this Agreement and the Schedules and Exhibits hereto as to the accuracy or completeness of any information in connection with STRONGWOOD.

         9.3 Each of PICO and PHYSICIANS, as one party, and STRONGWOOD, as the other party, acknowledges that the other party has entered into this Agreement in reliance on the first party's representations and warranties set out in this Agreement.

         9.4 Each of PICO and PHYSICIANS, as one party, and STRONGWOOD, as the other party, agrees that no public announcement concerning the transactions contemplated by this Agreement may be issued by either party without the prior written consent of the other party, except such announcement as may be required by law or the rules of the Exchanges, in which case the party required to make the announcement must use its best efforts to allow the other party reasonable time to comment on such announcement in advance of the announcement being issued.

         9.5 (a) Each party will use its best efforts to promptly obtain all approvals of and lodge such filing with regulatory bodies which are necessary or desirable in connection with this Agreement and will cooperate fully with the other party in promptly seeking such approvals and lodging such filings, including without limitation approval from the California, Ohio and Nevada Insurance Commissioners and any filing under the Hart Scott Rodino Antitrust Improvements Act of 1976. Each party will promptly file any information request by such body or from the other party and will not take any action which will have the effect of delaying or otherwise impairing the receipt of any necessary approval or lodging of any such necessary filing. Each party will provide the other party with a copy of any material filing with any regulatory body in connection with this Agreement (other than confidential portions of such filing) and keep the other party advised of material requests for information and assertions of material issues by such body with respect to any filing. PHYSICIANS shall use its best efforts to promptly obtain all consents to this Agreement and the transactions contemplated by this Agreement from the third parties to the contracts set forth in EXHIBIT F.

                  (b) As promptly as practicable, and in no event later than 20 days after the execution of this Agreement, STRONGWOOD shall file with the California Insurance Department a Form A regarding the transactions contemplated in this Agreement.

                  (c) PHYSICIANS shall indemnify, defend and hold harmless Sequoia and STRONGWOOD from any Damages incurred by either of them in obtaining any such consents, as a consequence of any termination of any contracts for failure to obtain such consent, or in replacing the products or services provided under a contract so terminated.

         9.6 Except for amounts owed or, owing in respect of reinsurance agreements with Affiliates listed on EXHIBIT L, or as otherwise agreed by the Parties in writing prior to Closing, PHYSICIANS will cause all inter-company accounts and arrangements between Sequoia and its pre-Closing Affiliates to be settled in full and terminated prior to Closing and shall terminate the intercompany agreements listed on EXHIBIT M hereto. Prior to or at the Closing, PHYSICIANS shall cause Sequoia to pay to Charles Bancroft all amounts due at Closing under the Agreement between Mr. Bancroft and Sequoia, dated March 6, 1996, which are accrued on the Pre-Closing GAAP Balance Sheet, and PHYSICIANS shall pay all remaining amounts owing under such agreement, and shall deliver to STRONGWOOD a release from Mr. Bancroft of all obligations of Sequoia arising under such Agreement, in form and substance satisfactory to STRONGWOOD;

         9.7 From the date hereof to and including the Closing Date, PHYSICIANS will, and will cause Sequoia to: (i) provide to STRONGWOOD a monthly management report in scope and detail consistent with such monthly management report as historically distributed to each member of Sequoia's senior management and as previously delivered to STRONGWOOD; (ii) provide to STRONGWOOD a monthly update of any changes to the Investments listed in Section 5.6(a) of the Disclosure
Schedule in scope and detail consistent with Section 5.6(a) of the Disclosure Schedule; and (iii) timely prepare, and promptly deliver to STRONGWOOD, monthly financial statements, to be in scope and detail consistent with such monthly financial statements as historically distributed to Sequoia's senior management and as previously delivered to STRONGWOOD. Each such financial statement shall present fairly the financial position, assets and liabilities of Sequoia as at the date thereof and the results of its operations and its cash flows for the period then ended, in accordance with accounting policies and procedures consistent with those historically used by Sequoia in the preparation of such monthly financial statements.

         9.8 (a) Prior to the Closing Date, PICO shall adopt the Sequoia Insurance Company Employees' Retirement Plan and Sequoia shall assign all assets and liabilities of such plan to PICO and PICO shall amend such plan to reflect such change in sponsorship and shall receive as a payment from Sequoia an amount equal to $275,895, which represents the accrual up to June 30, 2002 in respect of such plan. Following the Closing Date neither Sequoia, STRONGWOOD nor any Affiliates of STRONGWOOD shall have any liability in respect of such plan, and PICO shall indemnify and hold harmless Sequoia, STRONGWOOD and their respective affiliates from and against any or all liabilities arising from and relating to such plan.

                  (b) Effective as of the Closing Date, employees of Sequoia who were participants in the PICO Holdings, Inc. Employee 401(k) Plan (the "PICO 401(K) PLAN") on the Closing Date shall commence participation in a tax-deferred savings plan maintained by STRONGWOOD or its Affiliates (the "STRONGWOOD 401(K) PLAN"). Employees of Sequoia who become participants in the Strongwood 401(k) Plan shall receive service credit for vesting and accrual of any employer contributions under such plan for service taken into account under the PICO 401(k) Plan. Following the Closing Date, the plan administrator of the PICO 401(k) Plan shall permit each Sequoia employee who is no longer an active participant in the PICO 401(k) Plan as a result of the consummation of the transaction contemplated in this Agreement to elect (i) to receive a distribution of the value of the employee's account less the amount of any outstanding loan to such participant under such plan (such participant's "ACCOUNT BALANCE"), (ii) to roll over such participant's Account Balance to an individual retirement account of such participant, or (iii) to roll over such participant's Account Balance to the Strongwood 401(k) Plan.

                  (c) From and after the Closing Date, STRONGWOOD shall be solely responsible for, and shall indemnify, reimburse, pay and hold harmless PHYSICIANS and its Affiliates from and against any liability or obligation with respect to all workers' compensation claims of any employee of Sequoia, regardless of when the accident or injury giving rise to the claim occurred. Notwithstanding the preceding sentence, as to any workers' compensation claim of an employee of Sequoia that relates to an accident or injury documented to have occurred prior to the Closing Date, PHYSICIANS shall cooperate with STRONGWOOD and use its best efforts to obtain payment of the claim under the workers' compensation insurance policy in effect for Sequoia prior to the Closing Date.

         9.9 After Closing, STRONGWOOD will cause Sequoia to give PHYSICIANS and its representatives access during normal business hours and upon reasonable notice to the books and records, including Tax Returns of Sequoia and to consolidated and unitary Tax Returns of any Affiliate of Sequoia in which Sequoia joins, to the extent necessary to permit PHYSICIANS and its representatives to confirm any loss or other liability in respect of which PHYSICIANS may make a claim for indemnification under this Agreement. After Closing, PHYSICIANS will give STRONGWOOD, Sequoia and their representatives access during normal business hours and upon reasonable notice to the books and records, including Tax Returns, of PHYSICIANS and the consolidated and unitary Tax Returns of any Affiliate of PHYSICIANS in which PHYSICIANS joins, to the extent necessary to permit STRONGWOOD to confirm any loss or other liability in respect of which PHYSICIANS may make a claim for indemnification under this Agreement or to confirm any Tax Benefit realized in connection therewith.

         9.10 After Closing, STRONGWOOD or its Affiliates will not conduct business in any way through Sequoia or otherwise which expressly or impliedly indicates a continued association with PHYSICIANS or its Affiliates other than as a party to a contract with PHYSICIANS or its Affiliates.

         9.11 (a) (i) PICO or PHYSICIANS, as applicable, shall file, or cause to be filed, and PICO, PHYSICIANS and STRONGWOOD shall cause Sequoia and its Subsidiaries, to the extent permitted by law, to join, for all taxable periods ending on or prior to the Closing Date, in (A) the consolidated federal income Tax Returns of which PICO is the common parent and (B) the combined, consolidated or unitary Tax Returns for state, local and foreign Taxes which includes PICO, PHYSICIANS or their applicable Affiliates and with respect to which Sequoia and its Subsidiaries (x) filed such a Tax Return for the most recent taxable period for which a Tax Return has been filed prior to the Closing Date and may file such a Tax Return for subsequent taxable periods or (y) are required to file such a Tax Return. PICO or PHYSICIANS, as applicable, shall file, or cause to be filed, all other Tax Returns relating to the business or assets of Sequoia and its Subsidiaries required to be filed on or prior to the Closing Date. PICO or PHYSICIANS, as applicable, shall cause all such Tax Returns, to the extent permitted by applicable Tax law, to be filed on a basis consistent with the last previous such Tax Returns filed in respect of Sequoia and its Subsidiaries.

                        (ii) STRONGWOOD shall file, or cause to be filed, all Tax Returns relating to the business or assets of Sequoia and its Subsidiaries other than those Tax Returns described in clause (i) above. Additionally, STRONGWOOD shall not make any Tax election under Section 338(g) of the Internal Revenue Code or file any amended Tax Returns for taxable periods ending on or prior to the Closing Date which will result in any additional Tax for any Tax periods ending prior to and/or on the Closing Date.

                  (b) PICO or PHYSICIANS, as applicable, shall be entitled to retain, or receive immediate payment from Sequoia, its Subsidiaries or STRONGWOOD of any refund or credit with respect to Taxes plus any interest received with respect thereto from the applicable taxing authorities (net of any cost or expenses to Sequoia, its Subsidiaries or STRONGWOOD and excluding any refund or credit (i) to the extent reflected on the Closing GAAP Balance Sheet or Closing Statutory Balance Sheet or (ii) resulting from the carryback of a loss or credit from a taxable period (or a portion thereof) beginning after the Closing Date), relating to Sequoia or its Subsidiaries that are described as being the responsibility of PICO and PHYSICIANS in Section 10.2(a). STRONGWOOD, Sequoia or its Subsidiaries shall be entitled to retain, or receive immediate payment from PICO or PHYSICIANS, as applicable, of any refund or credit with respect to Taxes plus any interest received with respect thereto from the applicable taxing authorities (net of any cost or expenses to PICO or PHYSICIANS, as applicable), relating to Sequoia or its Subsidiaries that PICO or PHYSICIANS, as applicable, is not entitled to retain or receive pursuant to the immediately preceding sentence. STRONGWOOD, PHYSICIANS and PICO shall cooperate with respect to claiming any refund or credit with respect to Taxes referred to in this Section 9.11(b), provided that such cooperation shall not unreasonably interfere with the conduct of the business of the parties.

                  (c) PICO and PHYSICIANS shall (and shall cause their Affiliates to) (i) provide STRONGWOOD and its Affiliates with such assistance as may be reasonably requested in connection with the preparation of any Tax Return, audit or other examination by any taxing authority or judicial or administrative proceeding relating to Taxes with respect to Sequoia or its Subsidiaries; and (ii) retain (and provide STRONGWOOD and its Affiliates with reasonable access to) all records or information which may be relevant to such Tax Return, audit, examination or proceeding, provided that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of PICO, PHYSICIANS or their respective Affiliates. STRONGWOOD shall (and shall cause its Affiliates to) (i) provide PICO, PHYSICIANS and their respective Affiliates with such assistance as may be reasonably requested in connection with the preparation of any Tax Returns, audits or other examinations by any taxing authority or judicial or administrative proceeding relating to Taxes for which PHYSICIANS may be responsible under Section 10.2; and (ii) retain (and provide PICO, PHYSICIANS and their respective Affiliates with reasonable access to) all records or information which may be relevant to such Tax Return, audit, examination or proceeding, provided that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of STRONGWOOD or any of its Affiliates.

                  (d) To the extent permitted by law, STRONGWOOD shall cause Sequoia and its Subsidiaries not to carry back any item of income, loss, deduction or credit from any period beginning after the Closing Date to any period including or ending prior to the Closing Date.

                  (e) Immediately after Closing, all Tax sharing agreements and other similar arrangements of which Sequoia or any of its Subsidiaries is a party, including without limitation the Tax Allocation Agreement, shall be terminated without cost or liability to Sequoia or its Subsidiaries, and no additional payments shall be made thereunder.

                  (f) PICO, PHYSICIANS and STRONGWOOD hereby agree that each of them shall, and shall cause their respective Affiliates to, treat all transactions or events of Tax consequence, that occur on the Closing Date but at or before the Closing as properly allocable to the portion of the Closing Date prior to the Closing and, accordingly, as occurring on the Closing Date for Tax purposes and includible in the federal income Tax Return of the consolidated group of which PICO is the common parent, as contemplated by Treasury Regulations Section 1.1502-76(b)(1)(ii)(A), including the dividend paid by Sequoia to PHYSICIANS on the Closing Date, as described in Section 2.2 of this Agreement.

                  (g) At the Closing, PHYSICIANS shall deliver to STRONGWOOD duly executed certificates certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Internal Revenue Code.

                  (h) PICO will not make an election pursuant to Section 1.1502-20(g) of the Treasury Regulations with respect to Sequoia.

         9.12 From time to time prior to the Closing Date, PHYSICIANS may supplement or amend the Disclosure Schedule to this Agreement with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described therein or that is necessary to complete or correct any information therein that is or has been rendered untrue, inaccurate, incomplete or misleading. Delivery of such supplements or amendments shall be for informational purposes only and shall not expand or limit the rights or affect the obligations of any party hereunder, and such supplements shall not constitute a part of the Disclosure Schedule to this Agreement for purposes of this Agreement.

         9.13 Promptly following Closing, STRONGWOOD agrees to cause Sequoia to provide financial information to PHYSICIANS with respect to the operation of Sequoia from the end of the proceeding calendar quarter to the date of Closing, of the nature and in the form previously provided by Sequoia to PHYSICIANS insofar as such information relates to PHYSICANS tax and financial reporting requirements. Neither STRONGWOOD nor Sequoia shall have any obligation to PHYSICIANS to insure the accuracy or completeness of any such information.

         9.14 Immediately after Closing, STRONGWOOD shall provide PHYSICIANS with reasonable and necessary access to Sequoia's books and records so that PHYSICIANS is able to: (i) complete all financial statements for inclusion in the consolidated audited accounts of PHYSICIANS and its subsidiaries; (ii) complete financial statements for inclusion in the consolidated audited accounts of PICO; and (iii) complete all tax returns for PICO and its subsidiaries as of the Closing Date.

         9.15 For a period of seven years following Closing, PICO and PHYSICIANS will grant, and will cause their respective Subsidiaries to grant, reasonable access at reasonable times to STRONGWOOD and Sequoia and their respective Representatives to any books and records of PICO and PHYSICIANS or their respective Subsidiaries pertaining to Sequoia and its Subsidiaries.

         9.16 For a period of seven years following Closing, STRONGWOOD will grant, and will cause their respective Subsidiaries to grant, reasonable access at reasonable times to PHYSICIANS and PICO and their respective Representatives to any books and records of STRONGWOOD or its Subsidiaries pertaining to Sequoia and its Subsidiaries for periods prior to the Closing Date.

         9.17 At or prior to the Closing, STRONGWOOD and PHYSICIANS shall enter into the Escrow Agreement.

10. INDEMNIFICATION

         10.1 PHYSICIANS must indemnify STRONGWOOD for any Damages, suffered or incurred by STRONGWOOD or its Affiliates (including, following the Closing, Sequoia and its Subsidiaries) arising from any breach or inaccuracy of any representation or warranty of PHYSICIANS contained in this Agreement or any breach of any other obligation of PHYSICIANS contained in this Agreement, whether arising directly, by reason of a Third Party Claim, or otherwise.

         10.2 (a) Notwithstanding anything in this Agreement to the contrary, and excluding current and deferred taxes to the extent reflected on the Closing Balance Sheets, other than any such taxes arising pursuant to the Tax Allocation Agreement and paid pursuant to Section 3.7 of this Agreement, PICO and PHYSICIANS, jointly and severally, must indemnify STRONGWOOD against and pay (i) all Taxes which may be imposed or assessed in connection with any period up to and including the Closing Date, including specifically any adjustments required by any Taxing authority to Tax Returns of Sequoia filed for periods up to and including

Closing; (ii) any liability for Taxes arising out of or attributable to any inaccuracy in or breach of any representation or warranty made in Section 5.11,
(iii) all Taxes for which Sequoia or any of its Subsidiaries may be held liable because it was, prior to the completion of the Closing, a member of any combined, consolidated or unitary group for purposes of filing Tax Returns or paying Taxes or a transferee or successor of any other Person; and (iv) Taxes arising out of or attributable to the transactions described in Section 2.2, in each case together with any reasonable out-of-pocket expenses incurred to third parties by STRONGWOOD or Sequoia in responding to any such assessments or adjustments (each, a "TAX LOSS").

                  (b) After Closing, STRONGWOOD must promptly notify PHYSICIANS in reasonable detail of STRONGWOOD, Sequoia's or any of its Subsidiaries' receipt from a Taxing authority of notice of the commencement of any Tax audit, examination or judicial or administrative proceeding or receipt from a Taxing authority of any proposed adjustment; demand or notice of deficiency which if determined adversely to the taxpayer or after the lapse of time would be grounds for indemnification by PHYSICIANS under Section 10.2(a). To the extent STRONGWOOD fails to give notice as required in the preceding sentence and such failure is prejudicial to PHYSICIANS, PHYSICIANS does not have any obligation to indemnify STRONGWOOD for any Damages in connection with such asserted Tax obligation that would not have been incurred but for such failure. Within 30 days of receipt of such notice from STRONGWOOD or Sequoia, PHYSICIANS may direct through representatives of its own choosing and its expense any audit, refund claim or judicial or administrative proceeding involving any asserted Tax obligation with respect to such indemnity. If PHYSICIANS so elects to direct (i) PHYSICIANS must thereafter notify STRONGWOOD of significant developments with respect to such contest at its expense and (ii) STRONGWOOD at PHYSICIANS' expense must promptly execute or cause to be executed by the taxpayer reasonable powers of attorney or other documents authorizing such representatives of PHYSICIANS as PHYSICIANS may designate to act in connection with such asserted Tax liability; provided, that such powers of attorney shall not permit PHYSICIANS to pay or compromise, and PHYSICIANS shall not pay or compromise, such asserted Tax liability without STRONGWOOD's prior written consent, which consent must not be unreasonably withheld or delayed. STRONGWOOD or its Affiliates must not pay or compromise such asserted Tax liability without PHYSICIANS' prior written consent, which consent must not be unreasonably withheld or delayed.

                  (c) In case of any inconsistency between Section 9.11 or
Section 10.2 and any other provision of Article 10, Section 9.11 or Section 10.2, as applicable, shall control over such other provision of Article 10 with respect to respect to Tax matters.

                  (d) All payments pursuant to Section 10.1, this Section 10.2,
Section 10.3 or Section 10.4 shall be deemed to be adjustments to the purchase price for Tax purposes unless otherwise required by law. The parties shall, and shall cause their respective Affiliates to, file all Tax Returns consistent with the preceding sentence and act in accordance with such Tax treatment in the course of any Tax audit, appeal, or litigation unless otherwise required by law.

                  (e) No disclosure pursuant to Section 5.11 shall affect the express obligations that PHYSICIANS otherwise has under this Section 10.2, provided that there shall not be any duplicative payments with respect to the same item.

                  (f) PHYSICIANS' indemnification obligation under this Section
10.2 shall survive until 30 days after the expiration of the applicable statute of limitations for Taxes; claims under this Section 10.2 are deemed to be separate from claims under Section 10.1.

         10.3 STRONGWOOD must indemnify PHYSICIANS against Damages suffered or incurred by PHYSICIANS or its Affiliates arising from any breach or inaccuracy of any representation or warranty of STRONGWOOD contained in this Agreement or any breach of any other obligation of STRONGWOOD contained in this Agreement, whether arising directly, by reason of a Third Party Claim or otherwise.

         10.4 Notwithstanding anything to the contrary in this Agreement and subject to Section 10.6, claims by a party under Sections 10.1 and 10.3:

                  (a) must not exceed, in the aggregate, $25 Million in the case of all claims submitted under Section 10.1 and must not exceed, in the aggregate, $12 Million in the case of claims submitted under Section 10.3;

                  (b) must be accompanied by a reasonably detailed written explanation of the basis for the claim; and

                  (c) must involve Damages in respect of all such claims in the aggregate greater than $175,000; provided, that it is understood that once such claims exceed $175,000 in Damages, a party's obligation to indemnify shall apply to such excess in its entirety.

         10.5 An indemnifying party shall promptly and in no event later than 45 days after receiving notice of an indemnification claim, pay all Damages set forth in such claim or set forth in a subsequent written agreement regarding such claim. After an indemnifying party has made any indemnification payment the indemnified party shall be required to refund to the indemnifying party when actually realized any amount of such Damages recovered by Sequoia (where the indemnified party is STRONGWOOD) or PHYSICIANS, as the case may be, under insurance policies. An indemnified party shall use reasonable efforts (at the indemnifying party's expense) to pursue recoveries of Damages under insurance policies if there is a good faith basis for asserting coverage.

         10.6 Subject to Sections 10.6(a) and 10.6(b), the obligations of a party to indemnify a party under Sections 10.1 and 10.3 in respect of any breach or inaccuracy of any representation or warranty terminate on May 31, 2004, except that PHYSICIANS' obligations to indemnify under Section 10.1 in respect of any breach of or inaccuracy in any representation or warranty contained in or made pursuant to Sections 5.1, 5.2, 5.3, 5.4(a) and 5.24 shall survive indefinitely and any breach of or inaccuracy in any representation or warranty contained in or pursuant to Section 5.15 shall survive until 30 days after the expiration of any applicable statute of limitation.

                  (a) A party's obligation to indemnify in respect of a breach or inaccuracy of any representation or warranty will not terminate with respect to any item on which the party seeking indemnification has made a claim before the date such representation or warranty would otherwise expire pursuant to
Section 10.6 by delivering notice to the other party.

                  (b) PHYSICIANS' obligations to indemnify STRONGWOOD pursuant to Section 9.8 and Section 10.1 for any liabilities arising from or relating to the Sequoia Insurance Company Employees' Retirement Plan shall not be subject to the limitations provided in this Section 10.6.

         10.7 (a) In order for a party to be entitled to any indemnification under this Agreement in respect of a demand made by any corporation, firm, government authority or other person against the indemnified party ("THIRD PARTY CLAIM"), the indemnified party must notify the other party in reasonable written detail within 20 days after receipt by such indemnified party of written notice of the Third Party Claim.

                  (b) After giving notice under this Section 10.7, an indemnified party must deliver to the other party within 5 days of receipt from a third party any documents (including without limitation court documents) in connection with a Third Party Claim. (c) The indemnifying party has 30 days after receipt of notice under Section 10.7(a) or such lesser time as may be required in order to meet procedural deadlines for responding to legal proceedings to assume the defense to the Third Party Claim at its cost. If the indemnifying party elects to assume the defense, it must give notice to the indemnified party and thereafter notify the indemnified party of significant developments on the Third Party Claim at its cost. The indemnifying party may pay or compromise the Third Party Claim on any terms it thinks fit, subject to no expense or continuing obligation of the indemnified party. If the indemnifying party denies liability in connection with the Third Party Claim or does not elect to assume its defense, the other party may pay or compromise the Third Party Claim on any terms it thinks fit and must notify the indemnifying party of any significant developments on or payment or compromise of the Third Party Claim.

         10.8 Subject to this Agreement, STRONGWOOD acknowledges that PHYSICIANS or its Affiliates have no liability for Damages of Sequoia suffered or incurred after the Closing Date, and PHYSICIANS acknowledges that upon Closing, STRONGWOOD and Sequoia and their Affiliates will have no liability for any Damages suffered or incurred by Sequoia or PHYSICIANS prior to the Closing. Subject to Sections 10.1 and 10.2, PHYSICIANS or its Affiliates will have no liability for any expenses suffered, or incurred by Sequoia after the Closing in connection with any Tax or insurance regulatory audit or examination.

         10.9 PHYSICIANS shall indemnify, defend and hold Sequoia and STRONGWOOD and their Affiliates harmless from any Damages incurred prior to or after Closing in connection with the termination prior to Closing of any Sequoia employees or the termination after Closing of any Sequoia employee as to whom notice of termination has been provided prior to Closing; and after Closing, Sequoia and STRONGWOOD shall indemnify, defend and hold PHYSICIANS and its Affiliates harmless from any Damages incurred after Closing in connection with the termination after Closing of any Sequoia employee other than those employees having received notice of termination prior to Closing, except to the extent such employee is or becomes entitled to a payment or benefit that should have been disclosed pursuant to this Agreement. The foregoing indemnification obligations shall be without limit as to time or amount.

11. GUARANTEE BY PICO

         11.1 PICO hereby irrevocably and unconditionally guarantees to STRONGWOOD and its successors and assigns the due, faithful and punctual performance of, compliance with and payment when due of all obligations, covenants, agreements, and liabilities under this Agreement required to be performed by or complied with by PHYSICIANS, whether absolute or contingent, joint or several, and whether now or hereafter existing or due or to become due (all such obligations, covenants, agreements, and liabilities being referred to herein as the "PICO GUARANTEED OBLIGATIONS"). In case PHYSICIANS shall fail to pay or perform duly and punctually any PICO Guaranteed Obligation when and as the same shall be due and payable or required to be performed, as the case may be, in accordance with the terms hereof, PICO will pay or perform or cause to be paid or performed such PICO Guaranteed Obligations. The Parties agree that, in the event of any disputes regarding the fulfillment by PHYSICIANS of the PICO Guaranteed Obligations, STRONGWOOD shall first attempt to resolve any such dispute with PHYSICIANS; however, STRONGWOOD need not exhaust all of its judicial or other remedies or take any steps to enforce any rights or judgments against PHYSICIANS or any other Person to compel such payment or performance other than giving the notice to PHYSICIANS pursuant to Section 16.1 and making a senior officer available for discussions with PHYSICIANS as contemplated by
Section 16.1 for a period of 10 days from the giving of such notice prior to seeking to enforce the terms of this Article 11 against PICO. PICO's guarantee pursuant to this Article 11 is an absolute, unconditional, present and continuing guarantee of payment and not of collectibility, without requirement of any presentation, demand, notice of acceptance, protest or other notice of any kind, all of which are unconditionally and irrevocably waived by PICO.

         11.2 The obligations of PICO under this Agreement are independent of the PICO Guaranteed Obligations, and a separate action or actions may be brought against PICO to enforce this Agreement, irrespective of whether any action is brought against PHYSICIANS or whether PHYSICIANS is joined in any such action. PICO's obligations hereunder shall not be in any way impaired, released, discharged or limited by:

                  (a) any lack of validity or enforceability of another provision of this Agreement;

                  (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the PICO Guaranteed Obligations, or any other amendment or waiver of any provision of this Agreement;

                  (c) any amendment or modification or addition or deletion to or from any of the terms of this Agreement;

                  (d) any change or termination of the corporate structure or existence of PHYSICIANS;

                  (e) any voluntary or involuntary bankruptcy, insolvency, reorganization, assignment for the benefit of creditors, liquidation or similar proceedings with respect to STRONGWOOD or any of their properties; and

                  (f) any other event or condition which might otherwise constitute a legal or equitable defense of a guarantor or otherwise limit recourse against PICO.

         11.3 Notwithstanding any payment or payments made by PICO, PICO shall not assert any right to which it may become entitled, whether by subrogation, contribution or otherwise, against STRONGWOOD or any of its properties, by reason of the performance by PICO of its obligations under this Agreement, nor shall PICO seek or be entitled to seek any reimbursement from STRONGWOOD in respect of payments made by PICO until such time as all of the PICO Guaranteed Obligations of PICO and PHYSICIANS shall be duly and fully performed.

12. FEES AND OTHER EXPENSES

         12.1 PHYSICIANS shall be responsible for, shall indemnify and hold STRONGWOOD harmless from and against, and shall pay all transfer, documentary, sales, use, registration and other such taxes (including without limitation all applicable stock transfer taxes) and fees (including any penalties, interest and additions to tax) incurred in connection with this Agreement, and the transactions contemplated thereby ("TRANSFER TAXES") must be paid by PHYSICIANS. PHYSICIANS shall timely prepare Tax Returns in respect of such Transfer Taxes with the applicable taxing authority and shall deliver a copy of such Tax Returns to STRONGWOOD for review prior to the filing and shall not file without STRONGWOOD's prior written consent, which consent shall not be unreasonably withheld. Each party shall execute and deliver to the other party at Closing all applicable and properly completed Transfer Tax exemption certificates as either STRONGWOOD or PHYSICIANS may reasonably request. Such certificates shall be in the form, and shall be signed by the proper party, as provided under applicable Tax law.

         12.2 Each party will pay its own legal, accounting and other costs with respect to this Agreement, and the transactions contemplated hereby.

13. DELEGATION AND ASSIGNMENT

         13.1 Subject to either of PHYSICIANS or STRONGWOOD being permitted to transfer its rights to an Affiliate all of whose stock is owned by such party, or to a corporation which directly or indirectly controls or is under common control with such party prior to Closing, the parties agree that this Agreement is personal to all the parties to it and none of them may delegate, subcontract or assign any of their rights or obligations under this Agreement without the prior written consent of the other parties; provided further that STRONGWOOD may assign its rights hereunder after the Closing to any transferee of the Shares or to any reinsurer or purchaser of all or substantially all of the assets of Sequoia or to any lender to STRONGWOOD without such consent.

         13.2 If either party to this Agreement assign its rights under this Agreement prior to the Closing in the manner permitted by Section 13.1, then such party represents and warrants that transferee ("SUB"): is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed; has all requisite corporate power and authority to perform its obligations and to carry out the transactions contemplated by this Agreement; and that the representations and warranties contained in Section 5 or
Section 7, as the case may be,
will at Closing be true and correct with respect to Sub as if it were PHYSICIANS or STRONGWOOD, as the case may be. No such assignment shall relieve such assigning party from its obligations hereunder.

14. AMENDMENTS

         No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement or failure to fulfill any condition shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach. The representations and warranties of PHYSICIANS and PICO shall not be affected or deemed waived by reason of any investigation made by or on behalf of STRONGWOOD (including but not limited to by any of its advisors, consultants or representatives) or by reason of the fact that STRONGWOOD or any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is or might be inaccurate. Subject to Section 10.6, the representations and warranties of PHYSICIANS, PICO and STRONGWOOD shall survive the Closing. No course of dealing between the parties shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party under or by reason of this Agreement.

15. NOTICES

         15.1 A notice, request, consent or other communication
("COMMUNICATION") to be given by a party under this Agreement must be in writing addressed as follows:

         If to PHYSICIANS:                    PHYSICIANS Insurance Company of Ohio
                                              Attention:  Richard H. Sharpe, COO
                                              875 Prospect Street, Suite 301
                                              La Jolla, CA 92037
                                              Facsimile:  858-373-1497

                  With a copy to:             Gray Cary Ware & Freidenrich LLP
                                              4365 Executive Drive, Suite 1100
                                              San Diego, CA 92121-2133
                                              Attention: Robert W. Ayling, Esq.
                                              Facsimile:  858-677-1477

         If to PICO:                          PICO Holdings, Inc.
                                              875 Prospect Street
                                              Suite 301
                                              La Jolla, CA 92037
                                              Facsimile:  858-456-6480

         If to STRONGWOOD:                    Strongwood Insurance Holdings Corporation
                                              c/o Richard J. Quagliaroli
                                              48 Westwood Road
                                              West Hartford, CT 06117
                                              Facsimile:  (860) 236-8612

                  With a copy to:             J.P. Morgan Partners, LLC
                                              Attention:  Mark Holden
                                              1221 Avenue of the Americas, 39th Floor
                                              New York, NY  10020-1080
                                              Facsimile:  (212) 899-3401

                                  and:        Debevoise & Plimpton
                                              919 Third Avenue
                                              New York, NY 10022
                                              Attention:  Steven Ostner
                                              Facsimile:  (212) 909-6836

         15.2 A Communication must be delivered by hand or prepaid post, certified or registered mail, return receipt requested or by facsimile.

16. DISPUTE RESOLUTION

         16.1 Except for a proceeding seeking an urgent remedy of a matter under
Section 9.14, a party must not commence arbitration in respect of a dispute arising out of this Agreements ("DISPUTE") unless it has first notified the other party in writing, and made itself available for discussions with the other party for the purpose of attempting to resolve all or at least part of the Dispute. For the purpose of this Section 16, STRONGWOOD, on the one hand, and PICO and PHYSICIANS, on the other hand, shall each be considered to be a "party." The parties agree that the Federal Arbitration Act applies to this Agreement.

         16.2 If the parties fail to resolve a Dispute within ten days after the giving of any notice pursuant to Section 16.1, the following procedures apply:

                  (a) either party must issue notice in writing to the other party setting out full details of the matter which it regards as being in dispute ("NOTICE").

                  (b) Within 14 days after receipt, the person receiving the Notice must issue a written response to the person issuing the Notice expressing its views on the matters referred to in the Notice ("RESPONSE").

                  (c) If the Dispute has not been resolved within 14 days after receipt of the Response, or any other period agreed to in writing between the parties, the Dispute will be referred to mandatory binding arbitration.

                  (d) The arbitration will take place in San Francisco, California.

                  (e) The Parties agree that any arbitration will be administered by the American Arbitration Association ("AAA") and that a neutral arbitrator (the "ARBITRATOR"), will be selected by the AAA in a manner consistent with the Commercial Arbitration Rules of the AAA in effect at the time of the arbitration and the arbitration shall be conducted in accordance with such rules.

                  (f) The Parties agree that the Arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. The Parties agree that the Arbitrator shall issue a written decision on the merits and that the Arbitrator shall have the power to award any remedies, including attorneys' fees and costs, available under applicable law.

                  (g) The Arbitrator is relieved of all judicial formality and is not bound by the strict rules of procedures and evidence. The Arbitrator is empowered to grant interim relief as the Arbitrator may deem appropriate. The Arbitrator's award and decision shall be deemed a final award enforceable pursuant to the Federal Arbitration Act, 9 U.S.C. Section 1 et. seq. and judgment on the Arbitrator's award may be entered in any court of competent jurisdiction.

                  (h) Within 30 days of appointment of the Arbitrator, the Arbitrator must meet with the parties and determine timely periods for briefs, discovery procedures and schedules for hearings.

                  (i) Each party is entitled to be represented by legal counsel.

                  (j) The determination of the Arbitrator (if an individual) or majority of Arbitrators (if a panel must be in writing and contain the reasons for the determination and will be final and binding on the parties.

                  (k) All costs and expenses incurred as a result of such arbitration are to be shared equally by the parties, unless otherwise agreed.

         16.3 The existence of a Dispute or application of any of the procedures in this Section will not, of itself, relieve the parties of any obligation under this Agreement.

17. SEVERABILITY

         If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

18. WAIVER, RIGHTS AND REMEDIES

         No exercise or failure to exercise or delay in exercising any right or remedy will constitute a waiver by any party to any right or remedy available to that party. The rights or remedies under this Agreement are in addition to any rights or remedies available by law.

19. COUNTERPARTS

         This Agreement may be executed in counterparts (or by counterpart signature pages), each of which constitute one and the same instrument.

20. GOVERNING LAW

         This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by and construed in accordance with the laws of California without giving effect to the principles of conflicts of law thereof. The Parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of the State of California and the Federal courts of the United States of America located in the State of California, City of San Diego and County of San Diego solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby. Each of the parties hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that it is not subject to such jurisdiction. Each of the parties hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts. The parties hereby consent to and grant any such court non-exclusive jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 15 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

21. FURTHER ASSURANCES

         21.1 Each party agrees that each party will execute all such documents and do or cause to be done all things as may be reasonably required or desirable on its part to give full force and effect to the provisions of this Agreement.

         21.2 PHYSICIANS at its cost will publish any notice required under the Code in connection with closing.

22. TERMINATION

         22.1 This Agreement may be terminated at any time prior to the Closing
Date:

                  (a) by the written agreement of the Parties; or

                  (b) unilaterally by either party if all conditions precedent in Section 4 to such party's obligations under this Agreement are not satisfied or waived by March 31, 2003, subject to any extension agreed in writing between the Parties.

                  (c) by either party by written notice to the other party if:

                        (i) the representations and warranties of the other party shall not be true and correct in all material respects at and as of the date when made, or shall not be true and correct in all material respects as of the Closing Date as though made on and as of such date;

                        (ii) the other party shall (and the terminating party shall not) have failed to perform and comply with, in all material respects, all agreements, covenants and conditions hereby required to have been performed or complied with by such party prior to the time of such termination, and such failure shall not have been cured within a reasonable period of time but not less than fifteen days following notice of such failure; or

                        (iii) any event, shall occur or exist that otherwise shall have made it impossible to satisfy a condition precedent to the terminating party's obligations to consummate the transactions contemplated by this Agreement, unless the occurrence or existence of such event, fact or condition shall be due to the failure of the terminating party to perform or comply with any of the agreements, covenants or conditions hereof to be performed or complied with by such party prior to the Closing.

         22.2 If the Closing does not occur because this Agreement terminates pursuant to the provisions of Section 22.1:

                  (a) this Agreement shall become void and have no effect, without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, Representatives, stockholders or Affiliates, except as specified in
Section 9.1, 12, and 22.2, which Sections remain in full force and effect notwithstanding the termination of this Agreement, and except for any liability resulting from such party's breach of this Agreement.

                  (b) each party must return to the other party all documents received from the other party or its Affiliates by the party or its Affiliates in connection with the transactions contemplated by this Agreement, whether obtained before or after the execution of any such Agreement; and

                  (c) all confidential information received by STRONGWOOD or its Affiliates with respect to the business of Sequoia must be treated in accordance with Section 9.1.

23. NAME

                  (a) After the Closing, PHYSICIANS shall not, directly or indirectly, use or do business, or allow any Affiliate to use or due business, or assist any third party in using or doing business, under the names and marks "Sequoia" or the Sequoia logo (or any other name or mark confusingly similar to such names and marks).

                  (b) To the extent the trademarks, service marks, brand names, domain names, or trade, corporate or business names of PHYSICIANS or any of the Physician's Affiliates or divisions (other than Sequoia and its Subsidiaries) are used by Sequoia and its Subsidiaries on stationery, signage, invoices, receipts, forms, packaging, advertising and promotional materials, product, training and service literature and materials, computer programs, Internet Websites or like materials ("MARKED MATERIALS") or appear on inventory at the Closing, Sequoia and its Subsidiaries may use such Marked Materials or sell such inventory after the Closing for a period of [12] months without altering or modifying such Marked Materials or inventory, or removing such trademarks, service marks, brand names, domain names, or trade, corporate or business names, but shall not thereafter use such trademarks, service marks, brand names or trade, corporate or business names in any other manner without the prior written consent of PHYSICIANS.

                  (c) STRONGWOOD must not cause or permit Sequoia to register or seek to register any name, logo, trademark or service mark used by PHYSICIANS or any of its Affiliates as of the Closing Date, which are not included in the Owned Intellectual Property. Except as contemplated by this Agreement, Sequoia will not use the name, logo, trademark or service mark of PHYSICIANS or any of its Affiliates for any commercial purpose including without limitation in any publicity material, on policy documents, on stationery or in any other way in relation to the policies or policyholders without the prior written consent of PHYSICIANS to such use.

24. ENTIRE CONTRACT

         This Agreement, including the Exhibits and Schedules hereto, comprise the entire contract between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter of this Agreement in any way.



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                                       56

         IN WITNESS WHEREOF the parties have caused this Stock Purchase Agreement to be duly executed as of the date first written above.

                                              STRONGWOOD INSURANCE HOLDINGS
                                              CORPORATION

                                              By:    /s/Richard J. Quagliaroli
                                                     -------------------------
                                              Name:  Richard J. Quagliaroli
                                                     -------------------------
                                              Title: President
                                                     -------------------------


                                              PHYSICIANS INSURANCE COMPANY
                                              OF OHIO

                                              By:    /s/John R. Hart
                                                     -------------------------
                                              Name:  John R. Hart
                                                     -------------------------
                                              Title: President and CEO
                                                     -------------------------


                                              PICO HOLDINGS, INC.

                                              By:    /s/John R. Hart
                                                     -------------------------
                                              Name:  John R. Hart
                                                     -------------------------
                                              Title: President and CEO
                                                     -------------------------